As filed with the Securities and Exchange Commission on June 21, 2007
Registration No. 333-____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Cruisestock, Inc.
(Name of small business issuer in its charter)

Texas	5960	20-3634227

(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)
7703 North Lamar Blvd, Suite 500
Austin, TX 78734
(512) 692-2100
(Address and telephone number of principal executive offices and principal place of business)
Michael W. Nole, CEO
702 Stevens Avenue
Oldsmar, FL 34677
(813) 855-7007
(Name, address and telephone number of agent for service)
Copies to:
Julio C. Esquivel
Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard, Suite 2800
Tampa, FL
Phone: (813) 229-7600
Fax: (813) 229-1600
APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.
If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

			Proposed
			maximum	Proposed
Title of each class of			offering	maximum
securities to be	Amount to be		price per	aggregate	Amount of
registered	registered (1)		share (4)	offering price	registration fee
Common stock	5,438,305	(2)	$1.80	$9,788,949	$300
Common stock	6,961,030	(3)	$1.80	$12,529,854	$385
Total	12,399,335			$22,318,803	$685

(1)	Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of preferred stock and warrants held by the selling stockholder. The amount to be registered includes a good faith estimate of the number of shares issuable upon conversion of the preferred stock and warrants. Should the conversion ratio of our preferred stock result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)	Represents shares underlying series A 8% convertible preferred stock and dividends.

(3)	Represents shares underlying warrants.

(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over the Counter Bulletin Board on June 19, 2007, which was $1.80 per share.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE 21, 2007
CRUISESTOCK, INC.
12,399,335 SHARES OF
COMMON STOCK
This prospectus relates to the resale by the selling stockholders of up to 12,399,335 shares of our common stock, underlying (i) series A 8% convertible preferred stock and (ii) series A, series B and series C warrants. The preferred stock has a fixed conversion price of $.40 and is convertible into an aggregate of 5,438,305 shares of common stock. The series A warrants have an exercise price of $.80 and a term of three (3) years and are exercisable into an aggregate of 3,099,834 shares of common stock. The series B warrants have an exercise price of $1.60 and a term of five (5) years and are exercisable into an aggregate of 3,099,834 shares of common stock. The series C warrants have an exercise price of $.40 and a term of three (3) years and are exercisable into an aggregate of 761,362 shares of common stock.
The selling stockholders may sell common stock from time to time at the prevailing market price or in negotiated transactions. We will pay the expenses of registering these shares. See “Plan of Distribution.”
Our common stock is listed on the Over the Counter Bulletin Board under the symbol “CSSK”. The last reported sales price per share of our common stock as reported by the Over the Counter Bulletin Board on June 19, 2007, was $1.80.
Investing in these securities involves significant risks. See “Risk Factors” beginning on page 5.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is _______, 2007.
The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Cruisestock, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PROSPECTUS SUMMARY
The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.
INTRODUCTION
We are a provider and global managed service company specializing in selling, designing, analyzing and implementing converged Voice over IP (VoIP), data and wireless business communications systems and solutions for commercial and state/government organizations of all types and sizes in the United States. Through our wholly owned subsidiary, Brookside Technology Partners (“Brookside”), we are recognized as one of the leading VoIP resellers and professional services vendors with over 300 BCM installations that have various forms of networked or VoIP functionality.
Believing there is a growing customer demand for a nationally authorized and certified distributor specializing in converged VoIP technologies, the Company hopes to acquire synergistic small to medium size VoIP convergence distributors in an effort to develop a national telecommunications company focused on VoIP. Potential acquisition candidates would include wholesalers and re-marketers of business telephones systems and telecommunications equipment components and other companies that would complement the various technologies that are part of a converged voice, data, and wireless network, such as those providing point of sale, managed services, wireless ISP, data networking professional services, web development and hosting technologies and services.
Our principal offices are located at 7703 N. Lamar Blvd, Suite 500, Austin, Texas, 78734, and our telephone number is (512) 692-2100. We are a Texas corporation.

The Offering
Common stock offered by selling stockholder	Up to 12,399,335 shares, underlying preferred stock and warrants and assuming full conversion of the preferred stock and warrants (includes a good faith estimate of the shares underlying the preferred stock and warrants). This number represents approximately 51.9% of our then current outstanding stock.

Common stock to be outstanding after the offering	Up to 23,899,335 shares assuming the full conversion of the preferred stock and warrants

Use of proceeds	We will not receive any proceeds from the sale of the common stock underlying the preferred stock and warrants. We received net proceeds of $969,943 in connection with the issuance of the preferred stock and warrants to the selling stockholder. If fully exercised for cash, we would receive $7,744,146 in the aggregate upon the exercise of all the warrants. We plan to use the proceeds for working capital and the development of our business plan.

Ticker Symbol	CSSK

The above information regarding common stock to be outstanding after the Offering is based on 11,500,000 shares of common stock outstanding as of March 31, 2007 and assumes the subsequent conversion of the preferred stock and warrants by our selling stockholders.
Exchange Transactions
On February 21, 2007, through a series of transactions (the “Exchange Transactions”), we acquired Brookside, as a result of which Brookside is now a wholly-owned subsidiary. From an accounting perspective, Brookside was the acquirer in the Exchange Transactions. See Note 1 to Financial Statements.
Terms of Convertible Preferred Stock and Warrant Financing
From February 21, 2007 to April 30, 2007, we entered into Preferred Stock Purchase Agreements with a group of accredited investors (the “Investors”), pursuant to which the Investors purchased 2,175,322 shares of Cruisestock’s Series A convertible preferred stock (the “Preferred Stock”), 2,719,153 series A common stock purchase warrants (the “series A warrants”) and 2,719,153 series B common stock purchase warrants (the “series B warrants”) for an aggregate purchase price of $2,141,990 (the “Private Placement”). Of the total purchase price, $235,000 was paid through the cancellation of promissory notes due from Brookside to the investor, as discussed in more detail below. Additionally, Venture Fund II, Inc. elected to convert $250,000 of a cash consulting fee due to it from us into units in the offering and such amount is included in the total purchase price.
The Preferred Stock has a fixed conversion price of $0.40 and the 2,175,322 shares of Preferred Stock issued in the Private Placement are initially convertible into an aggregate of 5,438,305 shares of common stock. In addition, the Preferred Stock pays an annual dividend of 8%, which is payable quarterly, at the option of Cruisestock, either in cash or in shares of common stock at a 10% discount to Cruisestock’s stock price.
The series A warrants have an exercise price of $0.80 and a term of three (3) years. The series B warrants have an exercise price of $1.60 and a term of five (5) years.
The conversion price of the Preferred Stock and the exercise price of the warrants are subject to adjustment in certain instances, including the issuance by Cruisestock of securities with a lower conversion or exercise price. The Preferred Stock is entitled to vote with the common stockholders on a common stock-equivalent basis.
In addition, Cruisestock and the Investors entered into an Investor Rights Agreement pursuant to which Cruisestock agreed to file, within 60 days after the closing, a registration statement covering the common stock issuable upon conversion of the Preferred Stock and exercise of the warrants. The failure of Cruisestock to meet this schedule and other timetables provided in the Investor Rights Agreement would result in the imposition of liquidated damages. The Company recorded a $10,683 liability in the first quarter ended March 31, 2007 related to liquidated damages under the registration rights agreement effective as of the Exchange Transaction. The Company will incur an additional liability in the second quarter ending June 30, 2007 of approximately $11,000. Therefore, the total liability incurred due to not meeting filing timetable related to the registration rights agreement will be approximately $21,683.
Midtown Partners & Co., LLC, which served as placement agent in connection with the Preferred Stock Purchase Agreement, received an aggregate placement agent fee of $214,199 in cash and the following common stock purchase warrants:
(i)	a series A warrant to purchase 380,681 shares of common stock at an exercise price of $0.80,

(ii)	a series B warrant to purchase 380,681 shares of common stock at an exercise price of $1.60, and

(iii)	a series C warrant (the “series C warrant”) to purchase 761,362 shares of common stock at an exercise price of $0.40.

The series C warrant has an exercise price of $0.40 and a term of three years. All the placement agent warrants provide for cashless exercise. Midtown Partners & Co., LLC is an NASD registered broker-dealer.
Chris Phillips and an affiliate of his, Apogee Financial Investments, Inc., which is the sole member of Midtown Partners & Co., LLC, previously loaned $50,000 to Brookside, and in connection with the Exchange Transactions, they converted such bridge loans into the units offered to Investors in the Private Placement at a 25% discount to the price paid by such Investors, which was offered as an incentive for such conversion.
Accordingly, on February 21, 2007, each of Mr. Phillips and Apogee Financial Investments, Inc. received 66,666 shares of Preferred Stock and the following warrants:
(i)	a series A warrant issued to Mr. Phillips to purchase 45,833 shares of common stock at an exercise price of $0.80,

(ii)	a series B warrant issued to Mr. Phillips to purchase 45,833 shares of common stock at an exercise price of $1.60,

(iii)	a series A warrant issued to Apogee Financial Investments, Inc. to purchase 45,833 shares of common stock at an exercise price of $0.80 and

(iv)	a series B warrant issued to Apogee Financial Investments, Inc. to purchase 45,833 shares of common stock at an exercise price of $1.60.
In addition, in connection with the Exchange Transactions, Apogee Financial Investments, Inc. converted the $135,000 loan it made to Brookside on January 12, 2007 into 135,000 units in the Private Placement. Accordingly, Apogee was issued 135,000 additional shares of Preferred Stock and the following warrants:
(i)	a series A warrant issued to Apogee Financial Investments, Inc. to purchase 168,750 shares of common stock at an exercise price of $0.80; and

(ii)	a series B warrant issued to Apogee Financial Investments, Inc. to purchase 168,750 shares of common stock at an exercise price of $1.60.
In addition, Apogee Consultants, Inc. received a cash fee of $122,070 for consulting and due diligence services rendered in connection with the Exchange Transactions. Apogee Consultants, Inc. is not an affiliate of Apogee Financial Investments, Inc.
The conversion price of the Preferred Stock and the exercise price of the Warrants are subject to adjustment in certain instances, including the issuance by Cruisestock of securities with a lower conversion or exercise price. The Series A preferred stock has no voting rights, except as required by law.
See the “Selling Stockholders” and “Risk Factors” sections for a complete description of the convertible preferred stock.

RISK FACTORS
An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.
RISKS RELATED TO OUR BUSINESS:
We need additional financing and there are no assurances we will be able to obtain such financing.
In addition to operating Brookside’s historical business, we intend to undertake certain strategic acquisitions over the next 12 months. See Description of Business – Growth Strategy. To fund such acquisitions, among other things, we conducted the Private Placement. In the Private Placement, we received net cash proceeds of $969,943, after the deduction of all expenses and not including the conversion of certain notes payable. See “Management Discussion and analysis of Financial Condition and Plan of Operation.”
On May 11, 2007, the Company entered into a letter of intent to acquire U.S. Voice and Data, LLC (“USVD”), an Indiana Limited Liability Company, with USVD and its two members. The letter of intent is generally non-binding and the closing of the acquisition of USVD is subject to, among other things, the completion of due diligence, financing and the negotiation and execution of a definitive purchase agreement. There can be no assurances that a successful closing will occur.
However, the letter of intent does impose certain binding obligations on the parties. Among these is the requirement that, from the date of the letter of intent until August 31, 2007, USVD cease negotiations with any other party regarding the acquisition of USVD and otherwise refrain from taking any action to seek, solicit, or accept any other inquiries, proposals or offers to purchase or otherwise acquire the business or assets of USVD or the membership interests of USVD, whether by merger, consolidation, stock purchase, joint venture or otherwise. In exchange for such exclusivity, we paid to USVD a deposit of $250,000 (the “Deposit”), which sums primarily came from the net proceeds of the Private Placement. At closing of the acquisition, should one occur, the Deposit is to be applied to the purchase price for USVD. However, should we, prior to closing, discover that USVD has materially misrepresented its financial condition or should USVD breach its exclusivity obligations, the Deposit is required to be refunded to us. In all other events, should the closing fail to occur, USVD is entitled to retain the deposit.
The Deposit significantly depleted our remaining net proceeds from the Private Placement. Through the date hereof, we have expended most of the remaining net proceeds from the Private Placement for working capital purposes. As a result, if the closing of the USVD acquisition fails to occur on a timely basis and should we forfeit the Deposit, we will likely need to raise additional funds to meet our working capital needs in the next 12 months. There can be no assurances that we will be able to obtain such financing. If we fail to obtain such financing, we will not be able to implement our growth strategy and may not be able to continue as a going concern. We incurred net losses during the first quarter ended March 31, 2007 and for the years ended 2006, 2005 and 2004. Our current and past losses raise doubt about our ability to continue as a going concern.
If we are unable to achieve our growth strategy or obtain additional financing, we may be unable to continue operating as a going concern.
If we are unable to undertake strategic acquisitions that positively contribute to net profit, we may not be able to continue as a going concern. We incurred net losses in 2006 and 2005. Our auditor has issued a going concern opinion.

We may not be able to manage our anticipated growth.
Our growth plan calls for the acquisition of other businesses. Our management team has limited experience in negotiating and closing such acquisitions. Our management team also has limited experience in integrating acquisitions into our core business. There can be no assurances that we will be able to successfully acquire or integrate other business. Additionally, our growth strategy is anticipated to place significant demands on our managerial and operational resources. Our failure to manage our growth efficiently may, among other things, divert management’s attention from the operation of our core business and negatively impact our business.
As a result of the Exchange Transactions, our expenses will increase significantly.
As a result of the Exchange Transactions, our ongoing expenses are expected to increase significantly, including expenses in compensation to our officers, ongoing public company expenses, including increased legal and accounting expenses as a result of our status as a reporting company and the requirement that we register the shares underlying the preferred stock and warrants issued pursuant to the Purchase Agreement, expenses incurred in complying with the internal controls requirements of the Sarbanes-Oxley Act, and obligations incurred in connection with the acquisition of Brookside. Our failure to generate sufficient revenue and gross profit could result in reduced profits or increased losses as a result of the additional expenses.
Fluctuations in our operating results and announcements and developments concerning our business affect our stock price.
Our quarterly operating results, the number of stockholders desiring to sell their shares, changes in general economic conditions and the financial markets, the execution of new contracts and the completion of existing agreements and other developments affecting us, could cause the market price of our common stock to fluctuate substantially.
Our officers and directors are involved in other businesses which may cause them to devote less time to our business.
Our officers’ and directors’ involvement with other businesses may cause them to allocate their time and services between us and other entities. Consequently, they may give priority to other matters over our needs, which may materially cause us to lose their services temporarily which could affect our operations and profitability.
We are dependent upon third party suppliers to provide our products, and the loss of these suppliers or a disruption or interruption in the supply chain may adversely affect our business.
We do not manufacture any of our products. We purchase our products from third parties. The loss of one or more of our suppliers could cause a significant disruption or interruption in the supply chain and could have a material adverse effect on our business.
Our success depends, in part, on the quality of our products.
Our success depends, in part, on the quality of our products. If our products are found to be defective or unsafe, or if they otherwise fail to meet our customers’ standards, our relationship with our customers could suffer, our brand appeal could be diminished, and we could lose market share and/or become subject to liability claims, any of which could result in a material adverse effect on our business, results of operations and financial condition.

Our business is dependent on our relationship with certain strategic partners.
Brookside is a Nortel Premium Advantage Partner. As such, Brookside provides Nortel certified System Design and Support professionals for pre-sales system design, implementation, and project management. Brookside also is an Authorized AT&T Solution Provider. Together with AT&T, Brookside helps all sizes of companies design, deploy and manage their Voice, Data, IP, long distance, and/or IP-MPLS solutions that provide the perfect circuit for voice over IP implementations. A loss of either of these relationships could have a material adverse effect on our business.
RISKS RELATING TO OUR CURRENT FINANCING ARRANGEMENT:
There are a large number of shares underlying our series A convertible preferred stock and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.
In connection with the Private Placement and Exchange Transactions, we have issued shares of Preferred Stock that initially are convertible into 5,438,305 shares of common stock, along with warrants that initially are convertible into a total of 6,961,030 shares of common stock. We have agreed to register the resale of all the shares of common stock underlying the Preferred Stock and the warrants, and have filed the registration statement of which this prospectus is a part of to so register such shares. Further, prior to the Exchange Transactions, we registered the resale of 4,000,000 shares of common stock. The sale of any of the foregoing shares of common stock may adversely affect the market price of our common stock. As of June 19, 2007 we haven’t experienced a significant amount of trading volume. As a result, if you purchase any shares of common stock pursuant to this prospectus, such shares may be relatively illiquid and you may lose your entire investment. Further, if we fail to maintain the effectiveness of the registration statement in violation of our contractual obligations to register the shares, we may incur additional liquidated damages.
RISKS RELATING TO OUR COMMON STOCK:
Maintaining and improving our financial controls and the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.
As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the OTCBB. The requirements of these rules and regulations will increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming or costly, and may also place undue strain on our personnel, systems and resources.
The Sarbanes-Oxley Act will require, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. This can be difficult to do. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. We have a substantial effort ahead of us as we implement the appropriate processes, document the system of internal control over relevant processes, assess their design, remediate any deficiencies identified, and test their operation. As a result, management’s attention may be diverted from other business concerns, which could harm our business, financial condition and results of operations. These efforts will also involve substantial accounting related costs.
We are not required to maintain a board of directors with a majority of independent directors. To the extent we become required to do so, we expect these rules and regulations may make it more difficult and more expensive for us to maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If we are unable to maintain adequate directors’ and officers’ insurance, our ability to recruit and retain qualified directors, especially those directors who may be considered independent and officers will be significantly curtailed.

We are not required to meet or maintain any listing standards for our common stock to be quoted on the OTC Bulletin Board, which could affect our stockholders’ ability to access trading information about our stock.
OTCBB Market is separate and distinct from the NASDAQ Stock Market and any national stock exchange, such as the New York Stock Exchange or the American Stock Exchange. Although the OTC Bulletin Board is a regulated quotation service operated by the National Association of Securities Dealers (“NASD”) that displays real-time quotes, last sales prices, and volume information in over-the-counter (OTC) equity securities like our common stock, we are not required to meet or maintain any qualitative or quantitative standards for our common stock to be quoted on the OTCBB. Our common stock does not presently meet the minimum listing standards for listing on the Nasdaq Stock Market or any national securities exchange, which could affect our stockholders’ ability to access trading information about our common stock.
If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.
Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.
Our directors and executive officers beneficially own approximately 62% of our common stock; their interests could conflict with yours; significant sales of stock held by them could have a negative effect on our stock price; stockholders may be unable to exercise control.
As of March 24, 2007, our executive officers, directors and affiliated persons beneficially owned approximately 62% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:
•	elect or defeat the election of our directors;

•	amend or prevent amendment of our articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the stockholders for vote.
As a result of their ownership and positions, our directors and executive officers collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Because we may be subject to the “penny stock” rules, you may have difficulty in selling our common stock.
If our stock price is less than $5.00 per share, our stock may be subject to the SEC’s penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own. According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:
•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.
As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.
Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock company, we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.
Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.
Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We may be required in the future to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

USE OF PROCEEDS
This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We received net proceeds of $969,943 in connection with the Private Placement. We will not receive any additional proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise of the warrants if and when such warrants are exercised. We expect to use the additional proceeds from the exercise of the warrants, if any, for general working capital purposes.
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Shares of the Company’s common stock are quoted on the Over the Counter Bulletin Board (“OTCBB”) under the symbol CSSK. Our shares were listed for trading in July, 2006. The following table sets forth, since July, 2006, the range of high and low intraday closing bid information per share of our common stock as quoted on the OTCBB.

Quarter Ended	High ($)	Low ($)

June 30, 2007 (Through June 19, 2007)	1.80	1.25
March 31, 2007	1.65	1.05
December 31, 2006	0.00	0.00
September 30, 2006	0.00	0.00
Dividend Policy
The Company has not paid or declared any dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future.
The Preferred Stock pays an annual dividend of 8% which is payable quarterly, at the option of Cruisestock, either in cash or in shares of registered common stock at a 10% discount to the Company’s stock price. See “Prospectus Summary – Terms and Convertible Preferred Stock and Warrant Financing.”
DESCRIPTION OF BUSINESS
Organizational History
Our company, Cruisestock, Inc., was incorporated in September, 2005 under the laws of the State of Texas. On February 21, 2007, through a series of transactions (the “Exchange Transactions”), we acquired Brookside Technology Partners, Inc. (“Brookside”), which was incorporated in December 2001 under the laws of the State of Texas. Prior to the Exchange Transactions, we were a development stage company and had not realized any revenues from our operations. As a result of the Exchange Transactions, (i) Brookside became our wholly-owned subsidiary, (ii) the former stockholders of Brookside obtained, collectively, the majority ownership of the outstanding common stock of our company and (iii) we succeeded to the business of Brookside as our sole business. From an accounting perspective, Brookside was the acquirer in the Exchange Transactions. See Note 1 to our Financial Statement contained herein.
Overview of Business
We are headquartered in Austin, Texas, and are a provider and global managed service company specializing in selling, designing, analyzing and implementing converged Voice over IP (VoIP), data and wireless business communications systems and solutions for commercial and state/government organizations of all types and sizes in the United States. We are recognized as one of the leading VoIP resellers and professional services vendors with over 300 BCM installations that have various forms of networked or VoIP functionality.

Industry Overview
We operate in a highly specialized market of providing turnkey converged voice and data solutions for companies of all sizes and types. We believe this market is currently evolving. This coupled with the de-franchising and customer abandonment in the small to medium size market place as a result of numerous mergers by traditional operating companies such as Southwestern Bell, AT&T, Verizon and Bellsouth has created a significant opportunity for expert convergence companies. We believe VoIP is one of the most promising advancements in the telecommunications industry in the past 10 years. This technology uses Internet Protocol or IP to support two-way transmission of voice traffic over IT networks rather than traditional separate phone networks. Setting voice on an IP network allows service providers and businesses to combine both voice and data services over a single network. Key benefits to Voice over IP are:
•	Network cost reduction

•	Cost-effective remote user applications

•	New, simplified features and functionality for users

•	Shared infrastructure resources

•	Improved inter-company WAN communications
Products and Services
We currently sell, design, analyze and implement converged Voice over IP (VoIP), data and wireless business communications systems and solutions for commercial and state/government organizations of all types and sizes in the United States. We can analyze a client’s existing voice and data network and provide a detailed plan using the latest emerging technologies to streamline communications and reduce expenses. We not only design the infrastructure solution, but deploy the technology, provide knowledge transfer to users and system administrators, and provide on-going managed services. We have experienced professionals that are familiar with emerging technologies like Voice over IP, Unified Messaging, Data Switching, Wi-fi, Contact/Call Center design, Multimedia Collaboration, Network Security, and Video Surveillance.
We are a Nortel Premium Advantage Partner. As such, we provide Nortel certified System Design and Support professionals for pre-sales system design, implementation, and project management. After deployment, we provide on-going managed services and extended warranty agreements for Nortel equipment. We are also an Authorized AT&T Solution Provider. Together with AT&T, we help all sizes of companies design, deploy and manage their Voice, Data, IP, long distance, and/or IP-MPLS solutions that provide the circuit for voice over IP implementations.
Through its growth strategy, which is discussed below, we hope to offer a complete line of emerging communications technology, wholesale equipment products and service support coverage to the national marketplace.
Growth Strategy
We believe there is a growing customer demand for a nationally authorized and certified distributor specializing in converged VoIP technologies, we hope to acquire synergistic small to medium size VoIP convergence distributors in an effort to develop a national telecommunications company focused on VoIP. Potential acquisition candidates would include wholesalers and re-marketers of business telephones systems and telecommunications equipment components and other companies that would complement the various technologies that are part of a converged voice, data, and wireless network. Such companies would include those that provide point of sale, wireless ISP, data networking professional services, web development and hosting technologies and services. Management believes there will be a number of significant advantages derived from combining and merging such small and medium sized companies, including:

•	Expanded product offering

•	Increased product volume discounts

•	Centralized accounting and administration

•	National market presence

•	Accreditations and Certifications for complete product offering(s)

•	Network Operations Center(NOC)

•	National professional services capabilities

•	Improved management focus and direction

•	Institutional training and skill development

•	In house product repair and refurbishment for service and maintenance
There can be no assurance that we will be able to successfully acquire and integrate such companies into its business. See “Risk Factors.”
As part of this strategy, on f 11, 2007, the Company entered into a letter of intent to acquire U.S. Voice and Data, LLC (“USVD”), an Indiana Limited Liability Company, with USVD and its two members. See “Management’s Discussion and Analysis of Financial Condition and Plan of Operation.”
Marketing and Distribution
We attempt to maintain key strategic relationships throughout the industry, employ advanced technical experts and provide unparalleled service in VoIP. Further, we regularly conduct “Speak the Future”TM presentations, a lunch and learn concept that can accommodate 50+ potential clients in a lunch setting where they can learn about the latest technologies from subject matter experts. We utilize a 250-person presentation center at its facility for these technology presentations. This has contributed to increased awareness of Brookside as an industry leader by educating potential customers on the latest technologies like Unified Messaging, Voice over IP, Remote Workers and IP Phones, Wireless Technologies, Video Surveillance, and VPN/Firewalls solutions.
Competition
The converged voice and data solutions market is highly competitive. Many of our competitors are larger than us and have greater resources. Management believes that its three primary competitors are equipment manufacturers, professional service firms and hosted-solution providers within the premise based and hosted solution environments.
Equipment Manufacturers. Some traditional phone manufacturers and VoIP equipment manufacturers (Cisco, Inter-tel, Siemens, Avaya, etc.) possess professional service organizations that sell and deploy VoIP solutions. The companies have vast resources and large sales forces and represent the primary competitive threat to us.
Professional Service Firms. The professional service category is one of the fastest growing IT service market segments due to the rapid pace of VoIP deployments. The firms in this category range from individual contractors that service local communities to large IT organizations wanting to enter the VoIP market.

Hosted Solutions Firms. A hosted VoIP system is a phone system that is available over the Internet or a secure network through which the supplier houses telecom equipment and features are delivered remotely. Hosted telecom services are gaining in popularity because they require less capital and expense commitment, can be implemented quickly, require less in-house technical expertise, and are also very scalable. A premise based solution refers to environments where equipment, which provides the functionality for the phone system, resides at the site/office building of the company. This equipment (typically systems called PBX’s) and related software systems are housed in a central location near the IT network equipment. These solutions allow companies greater control of the equipment, customization capability for their environments and the ability to develop back-up/redundant systems for critical path applications (e.g. call centers). Premise based solutions typically require higher-level IT staff or outside contractors to manage, large capital investments and long implementation/upgrade times. Companies such as Voxpath, PointOne and Vonage are competitors now, but the larger threats in this category come from the cable companies (Time Warner, AT&T, etc.) and the traditional phone companies (SBC, Verizon). Both entities have marketing muscle and sophisticated networks but, we believe, currently lack specific VoIP knowledge. This is rapidly changing as companies are making large investments on equipment, personnel and service organizations in order to ride the VoIP wave.
Government Regulation
Various aspects of our business are subject to regulation and ongoing review by a variety of federal, state, and local agencies, including the Federal Trade Commission, the United States Post Office, the Consumer Product Safety Commission, the Federal Communications Commission, Food and Drug Administration, various States’ Attorneys General and other state and local consumer protection and health agencies. The statutes, rules and regulations applicable to our operations, and to various products marketed by it, are numerous, complex and subject to change.
Employees
We have 15 employees as of June 19, 2007, three executive officers, two salespeople, two engineers, six technicians and two administrative staff .
Our principal office is located at 7703 N. Lamar Blvd, Suite 500, Austin, Texas, 78734, and our telephone number is (512) 692-2100. We are a Texas corporation.
DESCRIPTION OF PROPERTY
Our property consists of approximately 1,250 square feet of office space located at 7703 North Lamar Boulevard, Suite 100, Austin, Texas, 78734. We are leasing this space on a month-to-month basis until approximately June 30, 2007. We intend to then enter into a five (5) year lease to occupy approximately 4,000 square feet on the fifth floor of the same building. We believe this space will be sufficient to meet our needs and allow us to expand our business. As we expand into other markets, we intend to lease out the appropriate space to keep pace with our expansion.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATION
Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:
•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus. See “Risk Factors.”
Introduction
Our company, Cruisestock, Inc., was incorporated in September, 2005 under the laws of the State of Texas. On February 21, 2007, through a series of transactions (the “Exchange Transactions”), we acquired Brookside Technology Partners, Inc. (“Brookside”), which was incorporated in December 2001 under the laws of the State of Texas. Prior to the Exchange Transactions, we were a development stage company and had not realized any revenues from our operations. As a result of the Exchange Transactions, (i) Brookside became our wholly-owned subsidiary, (ii) the former stockholders of Brookside obtained, collectively, the majority ownership of the outstanding common stock of our company and (iii) we succeeded to the business of Brookside as our sole business. From an accounting perspective, Brookside was the acquirer in the Exchange Transactions. Because of the forgoing, management does not believe that it is informative or useful to compare Cruisestock’s results of operations with those of Brookside. Instead, below we discuss Brookside’s results of operations and financial performance. See Note 1 to our Financial Statement contained herein.
This discussion and analysis should be read in conjunction with the financial statements and notes thereto included herein.
Headquartered in Austin, Texas, Brookside is a provider and global managed service company specializing in selling, designing, analyzing and implementing converged Voice over IP (VoIP), data and wireless business communications systems and solutions for commercial and state/government organizations of all types and sizes in the United States. Brookside is recognized a leading VoIP resellers and professional services vendors with over 300 BCM installations that have various forms of networked or VoIP functionality.
From February 21, 2007 to April 30, 2007, we sold shares of series A preferred stock and warrants in a private placement (the “Private Placement”) to a group of accredited investors for an aggregate price of $1,657,000. A portion of this aggregate purchase price came in the form of the conversion of notes payable in the aggregate amount of $235,000. The net cash proceeds to us from the Private Placement, not including the conversion of the forgoing notes payable and after deducting all related expenses, was $969,943. On May 11, 2007, we used $250,000 of these net proceeds to make the deposit discussed below. Through the date hereof, we have expended most of the remaining net proceeds from the Private Placement for working capital purposes.
In addition to operating Brookside’s historical business, we intend to undertake certain strategic acquisitions over the next 12 months. See Description of Business – Growth Strategy. As part of this strategy, on May 11, 2007, the Company entered into a letter of intent to acquire U.S. Voice and Data, LLC (“USVD”), an Indiana Limited Liability Company, with USVD and its two members. The letter of intent is generally non-binding and the closing of the acquisition of USVD is subject to, among other things, the completion of due diligence, financing and the negotiation and execution of a definitive purchase agreement. There can be no assurances that a successful closing will occur.
However, the letter of intent does impose certain binding obligations on the parties. Among these is the requirement that, from the date of the letter of intent until August 31, 2007, USVD cease negotiations with any other party regarding the acquisition of USVD and otherwise refrain from taking any action to seek, solicit, or accept any other inquiries, proposals or offers to purchase or otherwise acquire the business or assets of USVD or the membership interests of USVD, whether by merger, consolidation, stock purchase, joint venture or otherwise. In exchange for such exclusivity, we paid to USVD a deposit of $250,000 (the “Deposit”). At closing of the acquisition, should one occur, the Deposit is to be applied to the purchase price for USVD. The Company is required to pay an additional $9,000,000, less the $250,000 at closing.

The Company expects to raise these additional funds through its discussions with several lenders. However, should we, prior to closing, discover that USVD has materially misrepresented its financial condition or should USVD breach its exclusivity obligations, the Deposit is required to be refunded to us. In all other events, should the closing fail to occur, USVD is entitled to retain the deposit.
The Deposit significantly depleted our remaining net proceeds from the Private Placement. As a result, if the closing of the USVD acquisition fails to occur on a timely basis and should we forfeit the Deposit, we will likely need to raise additional funds to meet our working capital needs in the next 12 months. There can be no assurances that we will be able to obtain such financing. If we fail to obtain such financing, we will not be able to implement our growth strategy and may not be able to continue as a going concern. We incurred net losses during the first quarter ended March 31, 2007 and for the years ended 2006, 2005 and 2004. Our current and past losses raise doubt about our ability to continue as a going concern. See “Risk Factors.”
Results of Operations
The following discussion of the financial condition and results of operations of Brookside should be read in conjunction with the financial statements included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.
HISTORICAL RESULTS – FISCAL YEAR ENDED DECEMBER 31, 2006; COMPARISON OF FISCAL YEAR ENDED DECEMBER 31, 2005.
Gross Margin
Total revenues from operations were $3,102,514 for the year ended December 31, 2006 compared to $3,623,203 for the year ended December 31, 2005, a decrease of approximately 14%.
Cost of sales was $2,015,031 for the year ended December 31, 2006 compared to $2,552,749 for the year ended December 31, 2005, a decrease of approximately 21%.
The decrease in our revenues is primarily due to the constraint on our cash in the third and fourth quarter of 2006, which inhibited our ability to purchase sufficient inventory to sell and also hire the adequate sales and support personnel to sustain our growth. The decrease in our revenues was partially offset by the decrease in our associated cost of sales which resulted in an increasing gross margin. Our gross margin was 35% for the year ended December 31, 2006 compared to 30% for the year ended December 31, 2005. The increase in our gross margin is due to management’s efforts to increase profits through managed quotes, execution of only very profitable contracts due to our limited resources and purchasing power.
General and Administrative Expenses
General and administrative expenses were $1,103,437 and $1,034,235 for the year ended December 31, 2006 and 2005, respectively, an increase of approximately 7%. The increase in fiscal 2006 was due primarily to the additional professional fees and associated expenses incurred with respect to the Exchange Transactions.
Rental expense for operating leases during the years ended December 31, 2006 and 2005 was approximately $52,368 and $51,000, respectively.
Interest Expense
Interest expense was $47,106 and $40,776 the years ended December 31, 2006 and 2005, respectively, an increase of approximately 16%. This increase is due primarily to the increase in Notes Payable of $198,000 partially offset by our repayments of $20,707 during 2006.

Long term debt as of December 31, 2006 and 2005 consisted of the following:

	2006	2005
Secured note payable to a bank, accruing interest at a prime rate plus 2% (10.25% as of December 31, 2007) maturing July 26, 2007, with monthly payments of $2,302(1)	$32,011	$39,217

Note payable to an individual, unsecured, accruing interest at 2% per annum, which matured on March 30, 2007 – Currently being extended.	175,000	125,000

Notes payable to executive officers and stockholders, unsecured, accruing interest at rates ranging from 0% to 7% per annum, due on demand	356,852	217,400

Note payable to MAJ Ventures, Ltd., unsecured, accruing interest at 10% per annum and maturing June 30, 2007	60,000	65,000

Total long term debt	$623,863	$446,617

(1)	All notes payable to the bank are secured by certain assets of Brookside.
Brookside is in the process of restructuring or extending the maturity dates on its long-term debt.
Income Taxes
No income tax benefit has been recorded in any period presented due to the uncertainty of realization of any related deferred tax asset.
Net Profit/Net Loss from Operations
We realized a net loss from operations of ($109,793) for the year ended December 31, 2006 compared to a loss of ($35,472) for the year ended December 31, 2005. The decrease in profitability is attributable, primarily, to the decrease in sales of approximately $521,000, partially offset by reduced costs of goods sold as a percentage of revenues. The decrease in sales was primarily due to reduction in sales force and inability to purchase adequate inventory due to the financial constraints of the Company in the third and fourth quarter of 2006.
Net Loss Available to Common Stockholders Per Share
Net loss available to common stockholders of Brookside prior to the Exchange Transactions per basic and diluted share for the fiscal years ended December 31, 2006 and 2005, respectively, was ($0.50) and ($0.29). In the Exchange Transactions these Brookside shares were convertible into shares of Cruisestock common stock at a ratio of 41.33224 Cruisestock common shares for each Brookside common share. A total of 11,500,000 common shares were outstanding immediately after the Exchange Transactions. Giving effect to the Exchange Transactions, net loss available to common stockholders per basic and diluted share for the fiscal years ended December 31, 2006 and 2005, respectively, was ($0.015) and ($0.007) on a equivalent basis.

Inflation and Seasonality
Management believes that inflation had no material effect on the operations of our financial condition for the years ended 2006 and 2005. Management does not believe that our business is materially impacted by seasonality.
Liquidity and Capital Resources
In addition to operating Brookside’s historical business, we intend to undertake certain strategic acquisitions over the next 12 months. See Description of Business – Growth Strategy. To fund such acquisitions, among other things, we conducted the Private Placement. In the Private Placement, we received net cash proceeds of $969,943, after the deduction of all expenses and not including the conversion of certain notes payable. See “Management Discussion and analysis of Financial Condition and Plan of Operation.”
On May 11, 2007, the Company entered into a letter of intent to acquire U.S. Voice and Data, LLC (“USVD”), an Indiana Limited Liability Company, with USVD and its two members. The letter of intent is generally non-binding and the closing of the acquisition of USVD is subject to, among other things, the completion of due diligence, financing and the negotiation and execution of a definitive purchase agreement. There can be no assurances that a successful closing will occur.
However, the letter of intent does impose certain binding obligations on the parties. Among these is the requirement that, from the date of the letter of intent until August 31, 2007, USVD cease negotiations with any other party regarding the acquisition of USVD and otherwise refrain from taking any action to seek, solicit, or accept any other inquiries, proposals or offers to purchase or otherwise acquire the business or assets of USVD or the membership interests of USVD, whether by merger, consolidation, stock purchase, joint venture or otherwise. In exchange for such exclusivity, we paid to USVD a deposit of $250,000 (the “Deposit”), which sums primarily came from the net proceeds of the Private Placement. At closing of the acquisition, should one occur, the Deposit is to be applied to the purchase price for USVD. The Company is required to pay an additional $9,000,000, less the $250,000 at closing. The Company expects to raise these additional funds through its discussions with several lenders. However, should we, prior to closing, discover that USVD has materially misrepresented its financial condition or should USVD breach its exclusivity obligations, the Deposit is required to be refunded to us. In all other events, should the closing fail to occur, USVD is entitled to retain the deposit.
The Deposit significantly depleted our remaining net proceeds from the Private Placement. Through the date hereof, we have expended most of the remaining net proceeds from the Private Placement for working capital purposes. As a result, if the closing of the USVD acquisition fails to occur on a timely basis and should we forfeit the Deposit, we will likely need to raise additional funds to meet our working capital needs in the next 12 months. There can be no assurances that we will be able to obtain such financing. If we fail to obtain such financing, we will not be able to implement our growth strategy and may not be able to continue as a going concern. We incurred net losses during the first quarter ended March 31, 2007 and for the years ended 2006, 2005 and 2004. Our current and past losses raise doubt about our ability to continue as a going concern. See “Risk Factors.”
Critical Accounting Policies
Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. For a description of those estimates, see Note 3, Significant Accounting Policies, contained in the explanatory notes to our financial statements contained herein. On an on-going basis, we evaluate our estimates, including those related to reserves, deferred tax assets and valuation allowance, and impairment of long-lived assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.
Revenue Recognition
Brookside derives its revenues primarily from sales of converged VOIP telecommunications equipment and professional services implementation/installation, data and wireless equipment and installation, recurring maintenance/managed service and network service agreements and other services. It recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), as amended by SAB No. 104. Under SAB 101 and SAB 104, revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured. Sales are recorded net of discounts, rebates, and returns.
We recognize revenue from the equipment sales and installation services at the completion of the contract and acceptance by the customer. A majority of equipment sales and installation services revenues are billed in advance on a monthly basis based upon the fixed price, and are included in both accounts receivable and deferred income on the accompanying balance sheets. Direct costs incurred on such contracts are deferred until the related revenue is recognized and are included in deferred contract costs on the accompanying balance sheets.
We also provide professional services (maintenance/managed services) on a fixed price basis. These services are billed as bundles and are recognized upon completion of the services.
Recent Accounting Pronouncements
In December 2004, the FASB issued SFAS 123 (revised 2004) Share-Based Payment (“SFAS 123(r)”), which revised SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123(r) provides additional guidance on determining whether certain financial instruments awarded in share-based payment transactions are liabilities. SFAS 123(r) also requires that the cost of all share-based transactions be measured at fair value and recognized over the period during which an employee is required to provide service in exchange for an award. The adoption of SFAS 123(r) is expected to increase compensation expense during the period that employees vest in their stock options, if and when granted.
In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The interpretation is effective for fiscal periods beginning after December 15, 2006. The Company will be required to apply the provisions of FIN 48 to all tax positions upon initial adoption with any cumulative effect adjustment to be recognized as an adjustment to retained earnings. The Company’s adoption of FIN 48 did not have a material impact on the Company’s financial position, results of operations and cash flows.
In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements ” (“Statement No. 157”). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurements. This statement is effective for fiscal periods beginning after November 15, 2007 and interim periods within those fiscal quarters. The Company is in the process of determining the impact of Statement No. 157 on its financial position, results of operations and cash flows.
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements in Current Year Financial Statements ” (“SAB No. 108”). SAB No. 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the current year’s financial statements are materially misstated. The adoption of SAB No. 108 did not have a material impact on the Company’s financial position, results of operations or cash flows.
In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities ” (“Statement No. 159”). Statement No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. Statement No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of Statement No. 159 on its financial position, results of operations and cash flows.
In December 2006, the FASB issued FSP EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. The Company adopted FSP EITF 00-19-2 in the first quarter of 2007 as a result of its issuance of Series A Preferred Stock and warrants subject to a registration payment agreement in February 2007. FSP EITF 00-19-2 requires that the contingent obligation to pay liquidated damages under the securities purchase agreement should be separately recognized and measured in accordance with FASB Statement No. 5 (FASB No. 5), Accounting for Contingencies”. The Company implemented this FSP in the first quarter of 2007 and recorded a $10,683 liability related to expected liquidated damages under the registration rights agreement.
Stock-based Compensation
The Company has not granted any stock options as of the First Quarter ended, March 31, 2007. As such, we have not recognized any expense related to stock based compensation. However, on April 19, 2007 and subsequent dates we did grant stock options to certain employees. The Company will account for stock-based compensation based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123”) and compensation expense for the share-based payment awards granted based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R).
LEGAL PROCEEDINGS
We are not involved in any pending legal proceedings.
MANAGEMENT
Changes in Directors and Executive Officers
On February 21, 2007, Ruth Shepley, our sole director, resigned as an officer of Cruisestock and appointed Michael Nole as Chief Executive Officer and Bryan McGuire as Chief Financial Officer of Cruisestock. Michael Dance was the President of Brookside prior to the Exchange Transactions and continues to serve as President of Brookside. Further, on February 21, 2007, Ms. Shepley, acting in her capacity as the sole director on the board of directors, increased the size of Cruisestock’s board to two and appointed Michael Nole to fill the vacancy. Ms. Shepley has since resigned from the Board of Directors. Mr. McGuire has since been appointed to fill this vacancy on the board.

Executive Officers and Directors
Below are the names and certain information regarding Cruisestock’s executive officers, directors and director nominees. Officers are elected annually by the Board of Directors. Each of the following officers and directors were elected on February 21, 2007.

Name	Age	Position
Michael Nole	42	Chief Executive Officer and Director
George Pacinelli	49	President of Cruisestock
Bryan McGuire	42	Chief Financial Officer
Michael Dance	46	President of Brookside
Background of Executive Officers and Directors
Michael Nole. Mr. Nole serves as Chief Executive Officer and a director of Cruisestock. He has over 18-years experience within the communications industry. Since 2002, he has been a private consultant to the VoIP and telecom industry and since 2005 worked as a private consultant with Brookside. During this time and since 1998, he co-founded Experience Total Communications, Inc. (ETC), a communications-consulting firm specializing and consulting directly with clients in all areas of communications including Voice, Data, and Wireless communications products and services and formed a subsidiary company, Enterprise Consulting Group, Inc., expanding the consulting services to include management consulting and business development. Prior to that, over a 12 year period, he held various executive management positions with Executone Information Systems, Inc., which later became Executone Business Solutions, Claricom, and Staples Communications, which was, in turn, acquired by NextiraOne, LLC. His responsibilities included the management of sales/marketing, installation and service, and inventory of multiple districts and regions throughout the United States.
George Pacinelli. Mr. Pacinelli has over 25 years of experience as an executive in the voice and data communications technology sector. Over the last 4 years, Mr. Pacinelli initially provided consulting for, and later held a Director position with TAMCO, a Telecom-specific finance company. During that time, he assisted in taking the company from 2 national telecom dealer Partners to over 100 metropolitan, regional and national partners. In 2001, Pacinelli founded eTC, Inc., a telecommunications consulting firm based in Florida that specialized in providing consulting services to Telecom related companies seeking to increase the overall value of their business through the implementation of proven sales strategies and/or processes, as well as through the development of alliances with various providers of value added products and services. Additionally, eTC assisted its commercial business clients with the design, specification, negotiation, contracting, and implementation of various Telecommunications technologies. Prior to his formation of eTC and since 1980, Mr. Pacinelli served in senior executive positions with companies such as Executone of Miami, which later became Contel Executone, Executone Information Systems, Inc., Executone Business Solutions, Claricom, and Staples Communications, which was, in turn, acquired by NextiraOne, LLC.
Bryan McGuire. Mr. McGuire serves as the Chief Financial Officer and a director of Cruisestock. He has over 18-years experience in executive finance specializing in growing companies. From 2000 to 2006, Mr. McGuire was the Chief Financial Officer for Ker’s WingHouse where revenue grew from $12,000,000 to $50,000,000 during his tenure. From 1997 to 2000, he was Vice President of Finance & MIS for Hops Restaurant Bar & Brewery where they experienced growth from 22 units to 78. Prior to that, he was Controller with Cucina! Cucina! based in Seattle where he experienced growth from 12 to 30 locations. Prior to that he was with Medical Resources Inc. where he was responsible for all finance and SEC reporting. From 1991 to 1995 he was with Checker’s Drive-in Restaurants. Experience at Checkers included an IPO, a secondary public offering, private placement and growth from 103 restaurants to over 550. Mr. McGuire began his career in 1987 in public accounting with Concannon Miller & Company and Cherry Bekaert & Holland, CPA’s.
Michael Dance. Mr. Dance serves as President of Brookside. He began his career in 1984 with Executone Information Systems, Inc., which later became Executone Business Solutions, Claricom, and Staples Communications, which was, in turn, acquired by NextiraOne, LLC. Mr. Dance was responsible for the sales and marketing of telephone and voice mail equipment and related technologies and was consistently one of the top performers in the company until he left the company to start Brookside Technology Partners, Inc. in early 2002. Mr. Dance was involved in some of the very first Voice over IP implementations for multi-site customers as well as the implementation of unified messaging solutions.
Family Relationships
There are no family relationships among the individuals comprising our board of directors, management and other key personnel.
Board Committees
The Board may appoint such persons and form such committees as are required to meet the corporate governance requirements imposed by the national securities exchanges, although such requirements currently do not apply to us. Until further determination by the Board, the full Board will undertake the duties of the audit committee, compensation committee and nominating committee.
Employment Agreements
We currently do not have any employment agreements with any of our executive officers.
Compensation of Directors
There are presently no arrangements providing for payments to directors for director or consulting services. We expect to establish these arrangements shortly upon increased business activities.
Compensation Discussion and Analysis
Until March 1, 2007 we had not paid any compensation to our executive officers in light of Cruisestock’s cash position and status as a start up company. Since the closing of the Exchange Transactions, we have been rounding out our management team and we have begun to compensate our executive officers. Our board of directors reviews, modifies, and approves, as necessary, our executive compensation policies in light of our current status as a new operating company and working capital (deficit) positions. This review is and will be conducted with the goal of compensating our executives so as to maximize their, as well as our, performance. We do not currently have any employment agreement with any of our executive officers.
In connection with his appointment, we entered into a stock option agreement with George Pacinelli, our president, pursuant to which we granted to Mr. Pacinelli an option to purchase up to 1,000,000 shares of our common stock at an exercise price of $1.30 per share (the “Options”). The Options are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and were granted pursuant to our 2007 Stock Option Plan, pursuant to which we have reserved 5,000,000 shares of common stock for issuance to employees, directors and consultants. One half of Mr. Pacinelli’s options are immediately exercisable and remainder vest as follows:

Number of Shares	Vesting Date
300,000	April 19, 2008

200,000	April 10, 2009
On April 19, 2007, we granted to Bryan McGuire, our CFO, an option to purchase 1,000,000 shares of our common stock at an effective price of $1.30 per share (the “Options”). The Options are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and were granted pursuant to our 2007 Stock Option Plan, pursuant to which we have reserved 5,000,000 shares of common stock for issuance to employees, directors and consultants. All of Mr. McGuire’s options are immediately exercisable.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning the total compensation that Cruisestock has paid or that has accrued on behalf of Cruisestock’s chief executive officer and other executive officers with annual compensation exceeding $100,000 during the years ended December 31, 2006, 2005 and 2004.

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
				Other		Securities		All Other
				Annual		Underlying	LTIP	Compen-
Name and Principal				Compen-	Restricted Stock	Options/	Pay-	sation
Position	Year	Salary ($)	Bonus (4)	Sation ($)	Award(s)	SARs	outs	($)
Ruth Shepley-CEO	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Michael Nole-CEO	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2004	N/A	N/A	N/A	N/A	N/A	N/A	N/A
George Pacinelli	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A
President – Cruisestock	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2004	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Michael Dance -	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A
President – Brookside	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2004	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Bryan McGuire -	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A
CFO	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2004	N/A	N/A	N/A	N/A	N/A	N/A	N/A
The Company has agreed to pay annual compensation to its officers as follows in 2007:

Michael Nole – CEO	$180,000
George Pacinelli – President	144,000
Bryan McGuire – CFO	100,000
The Company has not implemented an incentive bonus compensation plan as of June 19, 2007.
Compensation Committee Interlocks and Insider Participation
During 2006, we did not have a compensation committee or another committee of the board of directors performing equivalent functions. Instead the entire board of directors performed the function of compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT
The following table sets forth certain information, as of June 19, 2007 with respect to the beneficial ownership of Cruisestock’s outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the named executive officers, directors and director nominees; and (iii) our directors, director nominees and named executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

	Common Stock	Percentage of Common stock
Name of Beneficial Owner (1)	Beneficially Owned	Beneficially Owned (2)
Officers and Directors
Michael Nole	2,500,000	19.2%
Michael Dance	4,000,000	30.7%
Bryan McGuire (3)	1,000,000	7.8%
George Pacinelli (4) 5% Shareholders	500,000	3.9%
Apogee Financial Investments, Inc.(5)	2,622,155	20.2%

All officers and directors as a group (4 persons)	8,000,000	61.6%

*	Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Brookside Technology Partners, Inc. 4902 Eisenhower Blvd., Suite 185, Tampa, FL 33634.

(2)	Applicable percentage ownership of common stock is based on 11,500,000 shares of common stock outstanding as of June 19, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of June ___, 2007 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock underlying convertible securities that are currently exercisable or exercisable within 60 days of February 21, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Represents 1,000,000 shares underlying stock options, all of which are presently exercisable.

(4)	Represents 500,000 shares underlying stock options, all of which are presently exercisable.

(5)	Represents 759,165 shares of common stock underlying the shares of series A Preferred Stock owned by Apogee Financial Consultants, Inc. and the following warrants:
(i)	series A warrants issued to Midtown Partners, & Co, LLC to purchase 380,681 shares of common stock at an exercise price of $0.80;

(ii)	series B warrants issued to Midtown Partners, & Co, LLC to purchase 380,681 shares of common stock at an exercise price of $1.60;

(iii)	series C warrants issued to Midtown Partners, & Co, LLC to purchase 761,362 shares of common stock at an exercise price of $0.40.

(iv)	a series A warrant issued to Apogee Financial Consultants, Inc. to purchase 45,833 shares of common stock at an exercise price of $0.80; and

(v)	a series B warrant issued to Apogee Financial Consultants, Inc. to purchase 45,833 shares of common stock at an exercise price of $1.60.
All of the warrants are presently exercisable. Apogee Financial Investments, Inc. is the sole member of Midtown Partners & Co., LLC. Apogee’s address is 4902 Eisenhower Blvd., Suite 185, Tampa, FL. 33634.
DESCRIPTION OF SECURITIES
The Company’s authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock, of which 2,250,000 have been designated as series A Preferred Shares. As of June 19, 2007, there were 11,500,000 shares of common stock of the Company issued and outstanding and 2,175,322 shares of series A preferred stock issued and outstanding.
Common Stock
Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. With respect to any matter, other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Texas Business Corporation Act (the “Act”), the affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, that matter at a meeting of shareholders at which a quorum is present shall be the act of the shareholders, unless otherwise provided in the articles of incorporation or the bylaws. Unless otherwise provided in the articles of incorporation or the bylaws in accordance with the Act, directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. A vote by the holders of two-thirds of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as a merger or an amendment to the Company’s articles of incorporation.
Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds but only after the Company has paid all required dividends to its preferred stockholders. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.
Series A Preferred Stock
The Company has filed a Certificate of Designation of Preferences, Rights and Limitations of series A 8% Convertible Preferred Stock, pursuant to which the Company is authorized to issue up to 2,250,000 shares. The Preferred Stock has a fixed conversion price of $.40 and is convertible into an aggregate of 5,625,000 shares of common stock. In addition, the Preferred Stock pays an annual dividend of 8% which is payable quarterly, at the option of the Company, either in cash or in shares of registered common stock at a 10% discount to the Company’s stock price. The conversion price of the Preferred Stock is subject to adjustment in certain instances, including the issuance by the Company of securities with a lower conversion or exercise price. On any matter presented to the stockholders of Cruisestock for their action or consideration at any meeting of stockholders, each holder of outstanding shares of Preferred Stock shall be entitled, subject to the limitation set forth below, to cast the number of votes for the Preferred Stock in an amount equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or in the Certificate of Designation, holders of Preferred Stock vote together with the holders of Common Stock, together as a single class. Notwithstanding anything contained herein to the contrary, the voting rights of each holder of outstanding shares of Preferred Stock are limited in accordance with the Certificate of Designation, so that each holder of Preferred Stock shall be entitled to vote only that number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock are convertible as of the record date, up to a maximum of 4.99% of the outstanding shares of Common Stock of the Corporation. In accordance with the Certificate of Designation, without the written consent or affirmative vote of the holders of fifty percent (50%) of the then-outstanding shares of Preferred Stock, voting as a separate class from the Common Stock, Cruisestock may not merge or take certain other corporate actions.
Upon any liquidation, dissolution or winding-up of Cruisestock, whether voluntary or involuntary, the holders of the shares of Preferred Stock shall be paid, before any payment shall be paid to the holders of Common Stock, or any other stock ranking on liquidation junior to the Preferred Stock, an amount for each share of Preferred Stock held by such holder equal to the sum of (1) $1.00 and (2) an amount equal to dividends accrued but unpaid thereon, computed to the date payment thereof is made available.
The forgoing summary is qualified by reference to the Articles of Incorporation and the Certificate of Designation, which are attached as exhibits hereto.
PLAN OF DISTRIBUTION
Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.
In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealers or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
DETERMINATION OF OFFERING PRICE
The prices at which the shares of common stock covered by this prospectus may actually be disposed may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

SELLING STOCKHOLDERS
On behalf of the selling stockholders named in the table below (each, a “Selling stockholders”, and collectively the “Selling stockholders” also have cashless exercise option,) (including their donees, pledgees, transferees or other successors-in-interest who receive any of the shares covered by this prospectus) we are registering, pursuant to the registration statement of which this prospectus is a part, 12,990,335 shares of our common stock, 5,438,305 of which are issuable upon conversion of our series A convertible preferred stock, and 6,961,030 of which are issuable upon exercise of common stock purchase warrants held by the selling stockholders. We are registering the shares being offered under this prospectus pursuant to a registration rights agreements dated February 21, 2007 that was entered into between us and the selling stockholders in connection with the Private Placement.
We are registering the shares to permit the selling stockholders to offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this prospectus. For more information, see the section of this prospectus entitled “PLAN OF DISTRIBUTION.”
We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive proceeds from the exercise of the warrants however, there can be no assurance that any of the warrants will be exercised.
The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.
The Selling Stockholders may decide to sell all, some, or none of the shares of common stock covered hereby. Accordingly, we cannot provide any estimate of the number of shares of our common stock that any of the Selling Stockholders will hold once the offering is complete.

	Beneficial Ownership			Number of	Beneficial Ownership
	Before Offering(1)			Shares	Before Offering(1)
	Number of			Being	Number of
Name of Selling Stockholder(1)	Shares		Percent(2)	Offered	Shares	Percent(2)
Shahab & Catherine Emrani	500,000	(4)	2.1%	500,000	—	—

Nite Capital, LP	500,000	(5)	2.1%	500,000	—	—

Ronald Hargrove	125,000	(6)	.5%	125,000	—	—

Ray E. Jones or	250,000	(7)	1.0%	250,000	—	—
Antoinette A. Jones JTWROS

Brent L. Jones Trust	75,000	(8)	.3%	75,000	—	—

Roger D. & Davina S.	250,000	(9)	1.0%	250,000	—	—
Lockhart TRS. FBO R&D Lockhart Charitable Remainder Unitrust UA 12-1397

Walter L. Hill	50,000	(10)	.2%	50,000	—	—

Charles Peek	50,000	(11)	.2%	50,000	—	—

Adrian Elbers	124,950	(12)	.5%	124,950	—	—

Gregg M. Kuchar	50,000	(13)	.2%	50,000	—	—

First Global Securities,	50,000	(14)	.2%	50,000	—	—
Inc.

	Beneficial Ownership			Number of	Beneficial Ownership
	Before Offering(1)			Shares	Before Offering(1)
	Number of			Being	Number of
Name of Selling Stockholder(1)	Shares		Percent(2)	Offered	Shares	Percent(2)
Theodore A. Schwartz	50,000	(15)	.2%	50,000	—	—

William F. Ross	50,000	(16)	.2%	50,000	—	—

Jess G. Tucker	175,000	(17)	.7%	175,000	—	—

Melvin Lewis Temares &	50,000	(18)	.2%	50,000	—	—
Luise Delphus Temares

David H. Lennox	100,000	(19)	.4%	100,000	—	—

Lester Segal	50,000	(20)	.2%	50,000	—	—

Mark A. Segal	50,000	(21)	.2%	50,000	—	—

Joseph Jacobs Living	50,000	(22)	.2%	50,000	—	—
Trust

Daedalus Consulting, Inc	25,000	(23)	.1%	25,000	—	—

Chad B. Garrett	75,000	(24)	.3%	75,000	—	—

Susan B. Murphy	250,000	(25)	1.0%	250,000	—	—
Revocable Trust

Black Forest	375,000	(26)	1.6%	375,000	—	—
International, LLC

Robert Emil Skula	25,000	(27)	.1%	25,000	—	—

Braden Ferrari	25,000	(28)	.1%	25,000	—	—

Ariel Imas	50,000	(29)	.2%	50,000	—	—

Richard H. Kreger	125,000	(30)	.5%	125,000	—	—

David J. Moore	125,000	(31)	.5%	125,000	—	—
Shea homes

Apogee Financial	3,041,055	(32)	12.4%	3,041,055	—	—
Investments, Inc

Chris D. Phillips	458,330	(33)	1.9%	458,330	—	—

Donald G. Sproat	125,000	(34)	.5%	125,000	—	—

Thomas T. Sproat	250,000	(35)	1.0%	250,000	—	—

Peter Mancusso	500,000	(36)	2.1%	500,000	—	—

Venture Fund II, Inc	1,250,000	(37)	5.2%	1,250,000	—	—

William F. Donovan, M.D.	50,000	(38)	.2%	50,000	—	—

Bradford D. Creger and	100,000	(39)	.5%	100,000	—	—
Sheri A. Creger, Trustees Of the B&S Creger Living Trust dtd 10/30/04

Mark Germond	25,000	(40)	.1%	25,000	—	—

Equity Trust Company	75,000	(41)	.3%	75,000	—	—
f/b/o Gary K. Chandler IRA

Sky Lucas	250,000	(42)	1.0%	250,000	—	—

Michael R. Wilkinson	25,000	(43)	.1%	25,000	—	—

Robert Zenner	75,000	(44)	.1%	75,000	—	—

	Beneficial Ownership			Number of	Beneficial Ownership
	Before Offering(1)			Shares	Before Offering(1)
	Number of			Being	Number of
Name of Selling Stockholder(1)	Shares		Percent(2)	Offered	Shares	Percent(2)
Dynamic Decisions	2,500,000	(45)	10.5%	2,500,000	—	—
Strategic Opportunities

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(2)	Since the series A preferred stock is immediately exercisable and since the warrants are immediately exercisable, all of the shares of common stock underlying such securities are included herein. However, the selling stockholder has contractually agreed to restrict their ability to convert their convertible debenture or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the preferred stock and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the preferred stock by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.

(3)	Assumes that all securities registered will be sold.

(4)	Includes (i) 250,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 125,000 shares of common stock underlying series A warrants, and (iii) 125,000 shares of common stock underlying series B warrants

(5)	Includes (i) 250,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 125,000 shares of common stock underlying series A warrants, and (iii) 125,000 shares of common stock underlying series B warrants

(6)	Includes (i) 62,500 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 31,250 shares of common stock underlying series A warrants, and (iii) 31,250 shares of common stock underlying series B warrants

(7)	Includes (i) 125,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 62,500 shares of common stock underlying series A warrants, and (iii) 62,500 shares of common stock underlying series B warrants

(8)	Includes (i) 37,500 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 18,750 shares of common stock underlying series A warrants, and (iii) 18,750 shares of common stock underlying series B warrants

(9)	Includes (i) 125,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 62,500 shares of common stock underlying series A warrants, and (iii) 62,500 shares of common stock underlying series B warrants

(10)	Includes (i) 25,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 12,500 shares of common stock underlying series A warrants, and (iii) 12,500 shares of common stock underlying series B warrants

(11)	Includes (i) 25,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 12,500 shares of common stock underlying series A warrants, and (iii) 12,500 shares of common stock underlying series B warrants

(12)	Includes (i) 62,475 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 31,237 shares of common stock underlying series A warrants, and (iii) 31,238 shares of common stock underlying series B warrants

(13)	Includes (i) 25,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 12,500 shares of common stock underlying series A warrants, and (iii) 12,500 shares of common stock underlying series B warrants

(14)	Includes (i) 25,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 12,500 shares of common stock underlying series A warrants, and (iii) 12,500 shares of common stock underlying series B warrants

(15)	Includes (i) 25,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 12,500 shares of common stock underlying series A warrants, and (iii) 12,500 shares of common stock underlying series B warrants

(16)	Includes (i) 25,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 12,500 shares of common stock underlying series A warrants, and (iii) 12,500 shares of common stock underlying series B warrants

(17)	Includes (i) 87,500 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 43,750 shares of common stock underlying series A warrants, and (iii) 43,750 shares of common stock underlying series B warrants

(18)	Includes (i) 25,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 12,500 shares of common stock underlying series A warrants, and (iii) 12,500 shares of common stock underlying series B warrants

(19)	Includes (i) 50,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 25,000 shares of common stock underlying series A warrants, and (iii) 25,000 shares of common stock underlying series B warrants

(20)	Includes (i) 25,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 12,500 shares of common stock underlying series A warrants, and (iii) 12,500 shares of common stock underlying series B warrants

(21)	Includes (i) 25,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 12,500 shares of common stock underlying series A warrants, and (iii) 12,500 shares of common stock underlying series B warrants

(22)	Includes (i) 25,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 12,500 shares of common stock underlying series A warrants, and (iii) 12,500 shares of common stock underlying series B warrants

(23)	Includes (i) 12,500 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 6,250 shares of common stock underlying series A warrants, and (iii) 6,250 shares of common stock underlying series B warrants

(24)	Includes (i) 37,500 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 18,750 shares of common stock underlying series A warrants, and (iii) 18,750 shares of common stock underlying series B warrants

(25)	Includes (i) 125,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 62,500 shares of common stock underlying series A warrants, and (iii) 62,500 shares of common stock underlying series B warrants

(26)	Includes (i) 187,500 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 93,750 shares of common stock underlying series A warrants, and (iii) 93,750 shares of common stock underlying series B warrants

(27)	Includes (i) 12,500 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 6,250 shares of common stock underlying series A warrants, and (iii) 6,250 shares of common stock underlying series B warrants

(28)	Includes (i) 12,500 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 6,250 shares of common stock underlying series A warrants, and (iii) 6,250 shares of common stock underlying series B warrants

(29)	Includes (i) 25,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 12,500 shares of common stock underlying series A warrants, and (iii) 12,500 shares of common stock underlying series B warrants

(30)	Includes (i) 62,500 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 31,250 shares of common stock underlying series A warrants, and (iii) 31,250 shares of common stock underlying series B warrants

(31)	Includes (i) 62,500 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 31,250 shares of common stock underlying series A warrants, and (iii) 31,250 shares of common stock underlying series B warrants

(32)	Includes (i) 759,165 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 760,264 shares of common stock underlying series A warrants, (iii) 760,264 shares of common stock underlying series B warrants and (iv) 761,362 shares of common stock underlying series C warrants

(33)	Includes (i) 229,164 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 114,583 shares of common stock underlying series A warrants, and (iii) 114,583 shares of common stock underlying series B warrants

(34)	Includes (i) 62,500 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 31,250 shares of common stock underlying series A warrants, and (iii) 31,250 shares of common stock underlying series B warrants

(35)	Includes (i) 125,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 62,500 shares of common stock underlying series A warrants, and (iii) 62,500 shares of common stock underlying series B warrants

(36)	Includes (i) 250,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 125,000 shares of common stock underlying series A warrants, and (iii) 125,000 shares of common stock underlying series B warrants

(37)	Includes (i) 625,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 312,500 shares of common stock underlying series A warrants, and (iii) 312,500 shares of common stock underlying series B warrants

(38)	Includes (i) 25,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 12,500 shares of common stock underlying series A warrants, and (iii) 12,500 shares of common stock underlying series B warrants

(39)	Includes (i) 50,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 25,000 shares of common stock underlying series A warrants, and (iii) 25,000 shares of common stock underlying series B warrants

(40)	Includes (i) 12,500 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 6,250 shares of common stock underlying series A warrants, and (iii) 6,250 shares of common stock underlying series B warrants

(41)	Includes (i) 37,500 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 18,750 shares of common stock underlying series A warrants, and (iii) 18,750 shares of common stock underlying series B warrants

(42	) Includes (i) 125,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 62,500 shares of common stock underlying series A warrants, and (iii) 62,500 shares of common stock underlying series B warrants

(43)	Includes (i) 12,500 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 6,250 shares of common stock underlying series A warrants, and (iii) 6,250 shares of common stock underlying series B warrants

(44)	Includes (i) 37,500 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 18,750 shares of common stock underlying series A warrants, and (iii) 18,750 shares of common stock underlying series B warrants

(45)	Includes (i) 1,250,000 shares of common stock underlying series A 8% convertible preferred stock and dividends, (ii) 625,000 shares of common stock underlying series A warrants, and (iii) 625,000 shares of common stock underlying series B warrants
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Michael Dance, the President of Cruisestock and Brookside, has loaned $29,000 to Brookside and Michael Nole has loaned $30,000 to Brookside, which loans are payable on demand.
The Company purchases equipment from Wave Tech Plus. This company is considered a related party as Brookside and Wave Tech Plus have entered into agreement to merge the two entities. During the years ended 2006 and 2005, Brookside purchased $42,170 and $116,275, respectively, from Wave Tech Plus.
Given our small size and limited financial resources, we had not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, directors and significant stockholders. We intend to establish such policies and procedures so that such transactions will, on a going-forward basis, be subject to review, approval or ratification of our board of directors, or an appropriate committee thereof.

The Company currently has two directors, Michael Nole and Bryan McGuire. They are not independent. The board does not have any separate committees.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE
On April 13, 2007, the Registrant notified Malone & Bailey, PC, (“Malone & Bailey”) that it was dismissing Malone & Bailey as its certifying accountant, effective immediately. The decision to dismiss the accountants was recommended and approved by the Registrant’s Board of Directors.
During the period from inception (October 11, 2005) to August 31, 2006, and any subsequent period through April 13, 2007, (i) there were no disagreements between Registrant and Malone & Bailey on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Malone & Bailey would have caused Malone & Bailey to make reference to the matter in its reports on Registrant’s financial statements, and (ii) Malone & Bailey’s reports on Registrant’s financial statements for the fiscal year ended August 31, 2006 did not contain an adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended December 31, 2006 and 2005 and through April 13, 2007, there were no reportable events as the term described in Item 304(a)(1)(iv) of Regulation S-B.
On a going forward basis, registrant will continue to engage the firm of Helin, Donovan, Trubee & Wilkinson, LLP now known as PMB Helin Donovan, LLP (“PMB Helin Donovan”), to serve as its independent registered public accountants. PMB Helin Donovan performed the Audit of Brookside’s Financial Statements for the years ended December 31, 2006 and 2005.
LEGAL MATTERS
Shumaker, Loop & Kendrick, LLP, Tampa, Florida will issue an opinion with respect to the validity of the shares of common stock being offered hereby.
EXPERTS
PMB Helin Donovan, LLP Independent Registered Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2006 that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors’ opinion based on their expertise in accounting and auditing.
AVAILABLE INFORMATION
We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus and reference is made to such registration statement. This prospectus constitutes the prospectus of Cruisestock, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549 and is available to you on the Securities and Exchange Commission’s website.
We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

FINANCIAL STATEMENTS
INDEX TO FINANCIAL STATEMENTS
I. Unaudited Financial Statements of Cruisestock, Inc. as of March 31, 2007 Form 10-QSB filed on May 15, 2007

CRUISESTOCK, INC
BALANCE SHEETS
As of March 31, 2007 and December 31, 2006

	March 31,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$25,696	$35,666
Trade accounts receivable, net	445,997	333,429
Accounts receivable — other	20,821	—
Inventory	39,160	39,160
Deferred contract costs	—	10,883
Prepaid expenses	621	—

Total current assets	532,296	419,138

Property and equipment
Office equipment	182,054	178,424
Furniture, fixtures and leasehold improvements	30,660	12,960

	212,714	191,384

Less: accumulated depreciation	(138,461)	(127,976)

Property and equipment, net	74,253	63,408

Deposits and other assets	1,500	—

TOTAL ASSETS	$608,048	$482,546

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilties
Current liabilities
Accounts payable and accrued expenses	$268,342	$368,419
Billings in excess of revenues	27,489	227,195
Payroll liabilities	22,827	37,436
Current portion of long term debt	509,011	623,863
Other current liabilities	66,138	71,633

Total current liabilites	893,807	1,328,546

Long term debt, less current portion	—	—

Total liabilities	893,807	1,328,546

Stockholders’ deficit
Series A Convertible Preferred Stock, 1,548,322 issued	1,111,974	—
and outstanding at March 31, 200 7 at 8% dividend yield.
Liquidation preference of $1,560,940
Common stock, $.01 par value, 100,000,000 shares authorized, 11,500,000 and 9,000,000 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	11,500	9,000
Additional paid in capital	525,112	391,927
Retained deficit	(1,934,345)	(1,246,927)

Total stockholders’ deficit	(285,759)	(846,000)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$608,048	$482,546

CRUISESTOCK, INC
STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2007 and 2006

	March 31,	March 31,
	2007	2006
	(Unaudited)	(Unaudited)
REVENUES
Installation and other services	$131,132	$224,134
Equipment sales	406,245	190,249

Total revenues	537,377	414,384

COST OF SALES	352,486	251,324

GROSS PROFIT	184,892	163,059

OPERATING EXPENSES
General and administrative	299,864	442,065
Depreciation expense	10,485	9,336

Total operating expenses	310,349	451,401

OTHER INCOME (EXPENSE)
Interest expense	(4,151)	(6,169)
Other income, net	1,575	1,550

Total other expense, net	(2,576)	(4,619)

LOSS BEFORE INCOME TAXES	(128,033)	(292,961)

Income tax benefit	—	—

NET LOSS	$(128,033)	$(292,961)

Preferred stock dividends	(12,618)	—

Net loss attributable to common shareholders	$(140,651)	$(292,961)

Loss per share-
basic and fully diluted	$(0.014)	$(0.033)

Weighted average shares outstandings	10,055,556	9,000,000

Loss per share-
basic and fully diluted	$(0.014)	$(0.033)

Weighted average shares outstandings	10,055,556	9,000,000

CRUISESTOCK, INC
STATEMENT OF CASH FLOWS
For the Three Months Ended March 31, 2007 and 2006

	March 31,	March 31,
	2007	2006
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(128,033)	$(292,961)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	10,485	9,336
Common stock issued for services	—	30,000
(Increase) decrease in:
Trade accounts receivable	(112,568)	999,189
Accounts receivable — other	(20,821)	—
Deferred contract costs	10,883	(30,381)
Prepaid expenses	(621)	(16,565)
Deposits and other assets	(1,500)	—
Increase (decrease) in:
Accounts payable and accrued expenses	(110,761)	(741,836)
Bank overdraft	—	(11,413)
Accrued payroll liabilities	(14,609)	20,948
Billings in excess of revenues	(199,706)	(43,015)
Other current liabilites	(5,495)	56,490

	(444,713)	272,753

NET CASH USED IN OPERATING ACTIVITIES	(572,745)	(20,208)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of equipment	(21,330)	—

NET CASH USED IN INVESTING ACTIVITIES	(21,330)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long term debt	135,000	51,000
Proceeds from issuance of Series A Convertible Preferred Stock, net of issuance costs of $272,070	757,920	—
Cash Paid for fees in connection with the Exchange Transaction	(293,963)
Repayment of long term debt	(14,852)	(8,400)

NET CASH PROVIDED BY FINANCING ACTIVITIES	584,105	42,600

NET INCREASE (DECREASE) IN CASH	(9,970)	22,392

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	35,666	—

CASH AND CASH EQUIVALENTS AT END OF YEAR	$25,696	$22,392

SUPPLEMENTAL DISCLOSURE

Income taxes paid	$—	$—

Interest paid	$(4,151)	$(6,169)

Non-cash Exchange Transaction fee to Venture Fund II for consulting fees, paid in preferred stock	$250,000	$—

Non-Cash payment of notes payable paid in preferred stock	$235,000	$—

Non-cash prepaid expense to related party for consulting fees, paid in common stock	$—	$30,000

See accomapanying notes and independent auditors’ report.

CRUISESTOCK, INC.
Notes to Unaudited Financial Statements
Note 1 — Nature of Business
Background/Exchange Transactions
Cruisestock, Inc (“Cruisestock” or the “Company”) was incorporated in September 2005 under the laws of the State of Texas. On February 21, 2007, Cruisestock acquired Brookside Technology Partners, Inc., a Texas Corporation (“Brookside”) through a series of transactions (the “Exchange Transactions”), the result of which were that (i) Brookside became a wholly –owned subsidiary of Cruisestock, (ii) the former stockholders of Brookside obtained, collectively, the majority ownership of Cruisestock and (iii) Cruisestock succeeded to the business of Brookside as its sole business.
Nature of Operations
Cruisestock, through its wholly-owned subsidiary, Brookside, is a provider of converged voice, data and wireless communications colutions, including Voice over IP and related technologies for corporate and government entities in the United States.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for any future quarters or the year ending December 31, 2007. For accounting purposes, the Exchange Transactions were treated as if Brookside had acquired Cruisestock, and, accordingly, for periods prior to the Exchange Transactions, the financial information contained herein is the historical information of Brookside. The results of operations of Cruisestock have been included in the consolidated financial statements contained herein since the date of the closing og the Exchange Transactions (February 21, 2007). For future information, refer to the consolidated financial statements and notes thereto included in the Cruisestock’s Annual Report on Form 10-KSB for the year ended December 31, 2006, as filed with the Securities and Exchange Commission (“SEC”).
Note 2 — Going Concern Uncertainties
The Company has incurred net losses during the First Quarter 2007, and the years ended December 31, 2006, 2005 and 2004. The Company’s ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations, raise additional financing through public or private equity financings, or secure other sources of financing to fund operations. The Company has cash and cash equivalents of $25,696 and a working capital deficit of $361,511 at March 31, 2007. The Company had net cash used in operating activities of $572,745 during the three months ended March 31, 2007.
These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CRUISESTOCK, INC.
Notes to Unaudited Financial Statements
The Company raised an additional $627,000 in April 2007 through the issuance of Series A Preferred Stock.
Note 3 — Significant Accounting Policies
Reclassifications
Certain prior year amounts have been reclassified to conform to the fiscal 2007 presentation. During 2007, the Company’s common stock was exchanged for 41.33224 Cruisestock common shares for each Brookside common share. The financial statements have been changed to reflect the impact of the stock split as of January 1, 2006.
Earnings Per Common Share
Basic and diluted net income per common share is presented in conformity with Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128) for all periods presented. Basic earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income (loss) available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income (loss) available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive common shares outstanding.
Below is a reconciliation of the numerators and denominators of basic and diluted earnings per share for each of the following years:

	Quarter ended March 31,
	2007	2006
Numerators

Numerator for basic and diluted earnings per share:

Net loss attributable to common shareholders’	$(141,612)	$(292,961)

Denominators

Denominators for basic earnings per share:

Weighed average shares outstanding-Basic and fully diluted	10,055,556	9,000,000
At March 31, 2007 and 2006, there are no potentially dilutive securities outstanding except for preferred stock. The potential shares would be anti-dilutive during 2007 and as such have not been considered in the calculation of earnings per share.

CRUISESTOCK, INC.
Notes to Unaudited Financial Statements
Note 3 — Significant Accounting Policies (continued)
Stock-Based Compensation
Effective January 1, 2006, the Company entered into a consulting agreement (“Consulting Agreement”) with Michael Nole (“Consultant”). Pursuant to the Consulting Agreement, Consultant shall use his commercially reasonable efforts to (a) increase the productivity and capacity of Brookside’s business, (b) secure financing and/or capital for Brookside, (c) advise Brookside with regard to potential acquisitions and mergers, (d) and provide such other business advise as Brookside may reasonably request from time to time (“Consulting Services”). In Exchange for performing these Consulting Services, Consultant received $30,000 payable in 4,000,000 shares of Common Stock.
Recently Issued Accounting Pronouncements
In December 2004, the FASB issued SFAS 123 (revised 2004) Share-Based Payment (“SFAS 123(r)”), which revised SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123(r) provides additional guidance on determining whether certain financial instruments awarded in share-based payment transactions are liabilities. SFAS 123(r) also requires that the cost of all share-based transactions be measured at fair value and recognized over the period during which an employee is required to provide service in exchange for an award. The adoption of SFAS 123(r) is expected to increase compensation expense during the period that employees vest in their stock options, if and when granted. As of March 31, 2007, no stock options had been granted.
In December 2006, the FASB issued FSP EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. The Company adopted FSP EITF 00-19-2 in the first quarter of 2007 as a result of its issuance of Series A Preferred Stock and warrants subject to a registration payment agreement in February 2007. FSP EITF 00-19-2 requires that the contingent obligation to pay liquidated damages under the securities purchase agreement should be separately recognized and measured in accordance with FASB Statement No. 5 (FASB No. 5), Accounting for Contingencies”. The Company implemented this FSP effective the first quarter of 2007 and recorded a $10,683 liability related to expected liquidated damages under the registration rights agreement.

CRUISESTOCK, INC.
Notes to Unaudited Financial Statements
Note 4— Trade Accounts Receivable
Supplemental information on net trade accounts receivable:

	Quarter
	ended March
	31,	Year ended
	(Unaudited)	December 31,
	2007	2006
Gross trade accounts receivable	$445,997	$333,429
Less: allowance for doubtful accounts	—	—

	$445,997	$333,429

Note 5 —Billings in Excess of Revenues
Billings in excess of revenues at March 31, 2007 and December 31, 2006 consisted of the following:

	March 31, 2007	December 31,
	(Unaudited)	2006
Advance billings of equipment sales and installation services	$27,489	$227,195

CRUISESTOCK, INC.
Notes to Unaudited Financial Statements
Note 6 –Long Term Debt
Long term debt as of March 31, 2007 and December 31, 2006 consisted of the following:

	March 31,
	2007	December 31,
	(Unaudited)	2006
Secured note payable to a bank, accruing interest at a prime rate plus 2% (10.25% as of March 31, 2007) maturing June 26, 2007, with monthly payments of $2,302.	$28,011	$32,011

Note payable to an individual, unsecured, accruing interest at 2% per annum, maturing on March 30, 2007. The Company is in process of extending the maturity date of the note.	125,000	125,000

Notes payable to executive officers and shareholders, unsecured, accruing interest at rates ranging from 0% to 7% per annum, due on demand	296,000	457,852

Note payable to MAJ Ventures, Ltd., unsecured, accruing interest at 10% per annum and maturing June 30, 2007.	60,000	60,000

Total long term debt	509,011	623,863
Less current portion	(509,011)	(623,863)

Long term portion	$—	$—

Principal maturities of long-term debt as of March 31, 2007 are as follows:

Year Ending December 31,
2007	$509,011

$509,011

All notes payable to the bank are secured by certain assets of the Company. The majority of the accounts receivable secure accounts payable to vendors for telecommunications equipment for customer contracts.
Note 7 — Commitments and Contingencies
Leases
The Company conducts its operations in a leased facility under a lease classified as an operating lease. The Company has no leases with terms in excess of one year as of March 31, 2007.
Rental expense for operating leases during the quarters ended March 31, 2007 and 2006 was approximately $6,071 and $21,304, respectively.
Litigation
The Company is not involved in any claims or legal actions.

CRUISESTOCK, INC.
Notes to Unaudited Financial Statements
Risk Management
The Company maintains various forms of insurance that the Company’s management believes are adequate to reduce the exposure to property and general liability risks to an acceptable level.
Note 8 — Related Party Transactions
The Company has notes payable to officer and shareholders of the Company. The balance of these notes payable were $296,000 at March 31, 2007.
The Company purchases equipment from Wave Tech Plus. This Company is considered a related party as the Company and Wave Tech Plus have entered into a letter of intent to merge the two entities. During the quarters ended March 31, 2007 and 2006, the Company purchased $0 and $12,333 respectively from Wave Tech Plus.
Note 9 — Cost of Sales
For the Quarters ended March 31, 2007 and 2006, costs of sales consisted of the following:

	2007	2006
Equipment costs	$310,205	$145,206
Contract labor	25,299	15,227
Sales commissions and selling	1,922	62,000
Other costs	15,060	28,891

	$352,486	$251,324

Note 10 — General and Administrative Expenses
For the quarters ended March 31, 2007 and 2006, general and administrative expenses consisted of the following:

	2007	2006
Employee compensation and benefits	$218,019	$343,224
Telephone	8,521	13,967
Travel expense	11,630	13,038
Occupancy	4,931	12,782
Professional fees	6,747	13,059
Other	50,016	45,995

	$299,864	$442,065

CRUISESTOCK, INC.
Notes to Unaudited Financial Statements
Note 11 — Employee Benefit Plan
The Company has a 401(k) profit sharing plan (the Plan) and other employee health and benefit plans. The Plan allows all eligible employees to defer a portion of their income on a pretax basis through contributions to the Plan. The Company’s has not made any 401(k) matching contributions during 2007 and 2006.
The Company provides group health and other benefits to its employees through plans that cover all employees that elect to be covered. The Company’s share of group health care costs was approximately $49,000 for the year ended December 31, 2006 and $11,000 for the three months ended March 31, 2007 and such amounts have been included in employee compensation and benefits expense.
Note 12 — Common Stock Purchase Agreement, Exchange Agreement, and Preferred Stock Purchase Agreement
Common Stock Purchase Agreement
Pursuant to the Common Stock Purchase Agreement, Brookside purchased 20,000,000 shares of Cruisestock’s common stock from Cruisestock’s then majority shareholder, Ruth Shepley, for an aggregate purchase price of $127,930. Pursuant to the Common Stock Purchase Agreement, immediately after the closing of the transactions contemplated by the Common Stock Purchase Agreement, Brookside transferred the 20,000,000 shares acquired from Ms. Shepley to Cruisestock for cancellation. Concurrently with the Common Stock Purchase Agreement, Cruisestock entered into a consulting agreement with Venture Fund II, Inc., pursuant to which Cruisestock paid to Venture Fund II, Inc. a consulting fee of $375,000 in cash, plus a warrant to acquire 250,000 shares of Cruisestock’s common stock at $.80 per share and a warrant to acquire 250,000 shares of Cruisestock’s common stock at $1.60 per share. Venture Fund II, Inc. converted $250,000 of such $375,000 fee into units in the Private Placement discussed below.
Exchange Agreement
The shareholders of Brookside approved the Exchange Agreement on February 21, 2007, pursuant to which each shareholder of Brookside is entitled to receive 41.3224 shares of Cruisestock common stock for each share of Brookside. One such participating shareholder also elected to surrender for cancellation 1,500,000 shares of Cruisestock common stock received in the exchange as part of the various closing transactions. Accordingly, the shareholders of Brookside own 7,500,000 shares of Cruisestock common stock after the Exchange Transaction..
Preferred Stock Purchase Agreement
Cruisestock entered into Preferred Stock Purchase Agreements with a group of accredited investors (the “Investors”), pursuant to which the Investors purchased 1,548,322 shares of Cruisestock’s Series A convertible preferred stock (the “Preferred Stock”), 1,935,403 series A common stock purchase warrants (the “series A warrants”) and 1,935,403 series B common stock purchase warrants (the “series B warrants”) for an aggregate purchase price of $1,514,990 (the “Private Placement”). Of the total purchase price, $235,000 was paid through the cancellation of promissory notes due from Brookside to the investor, as discussed in more detail below. Additionally, Venture Fund II, Inc. elected to convert $250,000 of its cash consulting fee into units in the offering and such amount is included in the total purchase price. See “Common Stock Purchase Agreement” above.

CRUISESTOCK, INC.
Notes to Unaudited Statements
Note 12 — Common Stock Purchase Agreement, Exchange Agreement, and Preferred Stock Purchase Agreement (continued)
The Preferred Stock has a fixed conversion price of $0.40 and the 1,548,322 shares of Preferred Stock issued in the Private Placement are initially convertible into an aggregate of 3,620,805 shares of common stock. In addition, the Preferred Stock pays an annual dividend of 8%, which is payable quarterly, at the option of Cruisestock, either in cash or in shares of common stock at a 10% discount to Cruisestock’s stock price.
The series A warrants have an exercise price of $0.80 and a term of three (3) years. The series B warrants have an exercise price of $1.60 and a term of five (5) years.
The conversion price of the Preferred Stock and the exercise price of the warrants are subject to adjustment in certain instances, including the issuance by Cruisestock of securities with a lower conversion or exercise price. The Preferred Stock is entitled to vote with the common stockholders on a common stock-equivalent basis.
In addition, Cruisestock and the Investors entered into an Investor Rights Agreement pursuant to which Cruisestock agreed to file, within 60 days after the closing, a registration statement covering the common stock issuable upon conversion of the Preferred Stock and exercise of the warrants. The failure of Cruisestock to meet this schedule and other timetables provided in the Investor Rights Agreement would result in the imposition of liquidated damages. The Company recorded a $10,683 liability related to expected liquidated damages under the registration rights agreement effective as of the Exchange Transaction.
Midtown Partners & Co., LLC, which served as placement agent in connection with the Preferred Stock Purchase Agreement, received an aggregate placement agent fee of $150,000 in cash and the following common stock purchase warrants:
(i)	a series A warrant to purchase 270,956 shares of common stock at an exercise price of $0.80,

(ii)	a series B warrant to purchase 270,956 shares of common stock at an exercise price of $1.60, and

(iii)	a series C warrant (the “series C warrant”) to purchase 541,912 shares of common stock at an exercise price of $0.40.
The series C warrant has an exercise price of $0.40 and a term of three years. All the placement agent warrants provide for cashless exercise. Midtown Partners & Co., LLC is an NASD registered broker-dealer.
In addition, previously Chris Phillips and an affiliate of his, Apogee Financial Investments, Inc., which is the sole member of Midtown Partners & Co., LLC, each loaned $50,000 to Brookside. In connection with the Exchange Transactions, they converted such bridge loans into the units offered to Investors in the Private Placement at a 25% discount to the price paid by such Investors, which was offered as an incentive for such conversion.

CRUISESTOCK, INC.
Notes to Unaudited Financial Statements
Note 12 — Common Stock Purchase Agreement, Exchange Agreement, and Preferred Stock Purchase Agreement (continued)
Accordingly, on February 21, 2007, each of Mr. Phillips and Apogee Financial Investments, Inc. received 66,666 shares of Preferred Stock and the following warrants:
(i)	a series A warrant issued to Mr. Phillips to purchase 45,833 shares of common stock at an exercise price of $0.80,

(ii)	a series B warrant issued to Mr. Phillips to purchase 45,833 shares of common stock at an exercise price of $1.60,

(iii)	a series A warrant issued to Apogee Financial Investments, Inc. to purchase 45,833 shares of common stock at an exercise price of $0.80 and

(iv)	a series B warrant issued to Apogee Financial Investments, Inc. to purchase 45,833 shares of common stock at an exercise price of $1.60.
In addition, on January 12, 2007, Apogee Financial Investments, Inc. loaned $135,000 to Brookside. In connection with the Exchange Transactions, Apogee Financial Investments, Inc. converted the loan into 135,000 units in the Private Placement. Accordingly, Apogee was issued 135,000 additional shares of Preferred Stock and the following warrants:
(i)	a series A warrant issued to Apogee Financial Investments, Inc. to purchase 168,750 shares of common stock at an exercise price of $0.80; and

(ii)	a series B warrant issued to Apogee Financial Investments, Inc. to purchase 168,750 shares of common stock at an exercise price of $1.60.
In addition, Apogee Consultants, Inc. received a cash fee of $122,070 for consulting and due diligence services rendered in connection with the transactions. Apogee Consultants, Inc. is not an affiliate of Apogee Financial Investments, Inc.
Note 13 — Subsequent Events
On April 10, 2007, Cruisestock entered into additional Preferred Stock Purchase Agreements with a group of accredited investors (the “Additional Investors”), pursuant to which the Additional Investors purchased 127,000 shares of Cruisestock’s Series A convertible preferred stock (the “Preferred Stock”), 158,750 series A common stock purchase warrants (the “series A warrants”) and 158,750 series B common stock purchase warrants (the “series B warrants”) for an aggregate purchase price of $127,000 (the “Second Private Placement Closing”). The foregoing issuance and sale of Preferred Stock and series A warrants and series B warrants is the second closing of an offering of such securities, the first closing of which took place on February 21, 2007, as previously reported.
The Preferred Stock has a fixed conversion price of $0.40 and the 127,000 shares of Preferred Stock issued in the Second Private Placement Closing are initially convertible into an aggregate of 317,500 shares of common stock. In addition, the Preferred Stock pays an annual dividend of 8%, which is payable quarterly, at the option of Cruisestock, either in cash or in shares of common stock at a 10% discount to Cruisestock’s stock price. The Preferred Stock is entitled to vote with the common stockholders on a common stock-equivalent basis.

CRUISESTOCK, INC.
Notes to Unaudited Financial Statements
Note 13 — Subsequent Events (continued)
The series A warrants have an exercise price of $0.80 and a term of three (3) years. The series B warrants have an exercise price of $1.60 and a term of five (5) years. The conversion price of the Preferred Stock and the exercise price of the warrants are subject to adjustment in certain instances, including the issuance by Cruisestock of securities with a lower conversion or exercise price.
On April 30, 2007, Cruisestock entered into an additional Preferred Stock Purchase Agreement with an accredited investor (the “Additional Investor”), pursuant to which the Additional Investor purchased 500,000 shares of Cruisestock’s Series A convertible preferred stock (the “Preferred Stock”), 625,000 series A common stock purchase warrants (the “series A warrants”) and 625,000 series B common stock purchase warrants (the “series B warrants”) for an aggregate purchase price of $500,000 (the “Third Private Placement Closing”). The foregoing issuance and sale of Preferred Stock and series A warrants and series B warrants is the third and final closing of an offering of such securities, the first closing of which took place on February 21, 2007, as previously reported. In connection with the three closings, Cruisestock has raised an aggregate of $2,141,990.
The Preferred Stock has a fixed conversion price of $0.40 and the 500,000 shares of Preferred Stock issued in the Third Private Placement Closing are initially convertible into an aggregate of 1,250,000 shares of common stock. In addition, the Preferred Stock pays an annual dividend of 8%, which is payable quarterly, at the option of Cruisestock, either in cash or in shares of common stock at a 10% discount to Cruisestock’s stock price. The Preferred Stock is entitled to vote with the common stockholders on a common stock-equivalent basis.
The series A warrants have an exercise price of $0.80 and a term of three (3) years. The series B warrants have an exercise price of $1.60 and a term of five (5) years. The conversion price of the Preferred Stock and the exercise price of the warrants are subject to adjustment in certain instances, including the issuance by Cruisestock of securities with a lower conversion or exercise price.
In addition, the Additional Investor became a party to that certain Investor Rights Agreement pursuant to which Cruisestock agreed to file a registration statement covering the common stock issuable upon conversion of the Preferred Stock and exercise of the warrants. The failure of Cruisestock to meet the timetables provided in the Investor Rights Agreement would result in the imposition of liquidated damages. The Company recorded a $10,683 liability related to expected liquidated damages under the registration rights agreement effective as of the Exchange Transaction.
In connection with the Third Private Placement, the Company issued 87,500 series A warrants, 87,500 series B warrants and 175,000 series C warrants to Midtown Partners & Co., LLC, who acted as the placement agent in the offering.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Brookside Technology Partners, Inc.:
We have audited the accompanying balance sheets of Brookside Technology Partners, Inc. (the Company) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brookside Technology Partners, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.
The accompanying financial statements have been prepared assuming that Brookside Technology Partners, Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred net losses during 2006 and 2005. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.
PMB Helin Donovan, LLP
March 29, 2007
Austin, Texas

BROOKSIDE TECHNOLOGY PARTNERS, INC
BALANCE SHEETS
As of December 31, 2006 and 2005

	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$35,666	$—
Accounts receivable, net	333,429	1,338,153
Inventory	39,160	29,640
Deferred contract costs	10,883	457,667
Prepaid expenses	—	5,397

Total current assets	419,138	1,830,857

Property and equipment
Office equipment	178,424	173,018
Furniture, fixtures and leasehold improvements	12,960	14,560

	191,384	187,578
Less: accumulated depreciation	(127,976)	(78,393)

Property and equipment, net	63,408	109,185

Deposits and other assets	—	3,534

TOTAL ASSETS	$482,546	$1,943,576

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilties
Current liabilities
Accounts payable and accrued expenses	$368,419	$1,288,862
Billings in excess of revenues	227,195	915,081
Payroll liabilities	37,436	2,720
Bank overdraft	—	11,413
Current portion of long term debt	623,863	446,617
Other current liabilities	71,633	45,090

Total current liabilites	1,328,546	2,709,783

Long term debt, less current portion	—	—

Total liabilities	1,328,546	2,709,783

Stockholders’ deficit
Common stock, $.01 par value, 100,000,000 shares authorized, 217,800 shares issued and outstanding at December 31, 2006 and 121,000 shares issued and outstanding at December 31, 2006 and 2005	2,178	1,210
Additional paid in capital	398,749	369,717
Retained deficit	(1,246,927)	(1,137,134)

Total stockholders’ deficit	(846,000)	(766,207)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$482,546	$1,943,576

See accompanying notes and independent auditors’ report.

BROOKSIDE TECHNOLOGY PARTNERS, INC
STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2006 and 2005

	December 31
	2006	2005
REVENUES
Installation and other services	$776,052	$1,449,072
Equipment sales	2,326,461	2,174,131

Total revenues	3,102,514	3,623,203

COST OF SALES	2,015,031	2,552,749

GROSS PROFIT	1,087,483	1,070,454

OPERATING EXPENSES
General and administrative	1,103,437	1,034,235
Depreciation expense	51,185	33,759

Total operating expenses	1,154,622	1,067,994

OTHER INCOME (EXPENSE)
Interest expense	(47,106)	(40,776)
Other income (expenses), net	4,452	2,844

Total other income (expense)	(42,655)	(37,932)

LOSS BEFORE INCOME TAXES	(109,793)	(35,472)

Income tax benefit	—	—

NET LOSS	$(109,793)	$(35,472)

Loss per share- basic and fully diluted	$(0.50)	$(0.29)

Weighted average shares outstandings (1)	217,800	121,000

Loss per share- basic and fully diluted	$(0.015)	$(0.007)

Weighted average shares outstandings (1)	7,500,000	5,000,000

(1)	These shares were convertible into 7,500,000 shares of Cruisestock common stock at February 21, 2007 at a ratio of 41.33224 Cruisestock common shares for each Brookside common share. A total of 11,500,000 common shares were outstanding immediately after the reverse merger transaction.
See accompanying notes and independent auditors’ report.

BROOKSIDE TECHNOLOGY PARTNERS, INC
STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2006 and 2005

	Common Stock
			Additional Paid in
	Common shares	Common Stock	Capital	Retained Earnings	Total
Balance at December 31, 2004	121,000	1,210	369,717	(1,101,662)	(730,735)

Net loss	—	—	—	(35,472)	(35,472)

Balance at December 31, 2005	121,000	$1,210	369,717	(1,137,134)	$(766,207)

Common stock issued for services	96,800	968	29,032	—	30,000

Net loss	—	—	—	(109,793)	(109,793)

Balance at December 31, 2006	217,800	$2,178	398,749	(1,246,927)	$(846,000)

See accompanying notes and independent auditors’ report.

BROOKSIDE TECHNOLOGY PARTNERS, INC
STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2006 and 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(109,793)	$(35,472)

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	51,185	33,759
Common stock issued for services	30,000	—
(Increase) decrease in:
Accounts receivable	1,004,724	(1,125,915)
Inventory	(9,520)	5,500
Deferred contract costs	446,784	(388,859)
Prepaid expenses	5,397	2,290
Deposits and other assets	3,534	(602)
Increase (decrease) in:
Accounts payable and accrued expenses	(920,443)	880,341
Accrued payroll liabilities	34,716	(43,215)
Billings in excess of revenues	(687,886)	633,551
Other current liabilites	15,130	(15,753)

	(26,379)	(18,903)

NET CASH USED IN OPERATING ACTIVITIES	(136,173)	(54,375)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of equipment	(5,406)	—

NET CASH USED IN INVESTING ACTIVITIES	(5,406)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long term debt	197,952	260,285
Repayment of long term debt	(20,707)	(205,943)

NET CASH PROVIDED BY FINANCING ACTIVITIES	177,245	54,342

NET INCREASE (DECREASE) IN CASH	35,666	(33)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	—	33

CASH AND CASH EQUIVALENTSAT END OF YEAR	$35,666	$—

SUPPLEMENTAL DISCLOSURE

Income taxes paid	$—	$—

Interest paid	$16,738	$34,541

Non-cash prepaid expense to related party for consulting fees, paid in common stock	$30,000	$—

See accompanying notes and independent auditors’ report.

BROOKSIDE TECHNOLOGY PARTNERS, INC.
Notes to Financial Statements
December 31, 2006 and 2005
Note 1 — Nature of Business
Organization
Brookside Technology Partners, Inc., a Texas corporation (“Brookside”)was originally formed in December 2001. However, on February 21, 2007, Brookside was acquired by Cruisestock, Inc. (“Cruisestock” or the “Company”) whereby Cruisestock entered into and consummated a Securities Purchase Agreement (the “Common Stock Purchase Agreement”) with Brookside and Ruth Shepley, the former president of Cruisestock. Simultaneously therewith, Cruisestock entered into and consummated securities purchase agreements with a group of accredited investors for the sale of convertible preferred stock and warrants for an aggregate purchase price of $1,514,990 (the “Preferred Stock Purchase Agreements”).
The aforementioned transactions resulted in a change in control of Cruisestock. We will refer to the forgoing transactions, collectively, as the “Exchange Transactions”. As a result of the Exchange Transactions, (i) Brookside became a wholly-owned subsidiary of Cruisestock, (ii) the former stockholders of Brookside obtained, collectively, the majority ownership of Cruisestock and (iii) Cruisestock succeeded to the business of Brookside as its sole business. As a result of the Exchange Transactions, Cruisestock intends to change its name in the future.
The following is a summary of the Exchange Transactions and agreements. This summary is qualified by reference to the actual agreements, all of which are being filed as exhibits to this Form 10-KSB. Pursuant to the Common Stock Purchase Agreement, Brookside purchased 20,000,000 shares of Cruisestock’s common stock from Cruisestock’s then majority shareholder, Ruth Shepley, for an aggregate purchase price of $127,930. Immediately after the closing of the transactions contemplated by the Common Stock Purchase Agreement, Brookside transferred the 20,000,000 shares acquired from Ms. Shepley to Cruisestock for cancellation. Cruisestock entered into a consulting agreement with Venture Fund II, Inc., pursuant to which Cruisestock paid to Venture Fund II, Inc. a consulting fee of $375,000 in cash, plus a warrant to acquire 250,000 shares of Cruisestock’s common stock at $.80 per share and a warrant to acquire 250,000 shares of Cruisestock’s common stock at $1.60 per share. Venture Fund II, Inc. converted $250,000 of such $375,000 fee into units in the Private Placement discussed below.
The shareholders of Brookside approved the Exchange Agreement on February 21, 2007, pursuant to which each shareholder received 41.3224 shares of Cruisestock common stock for each share of Brookside for a total of 9,000,000 shares. One shareholder also elected to surrender for cancellation 1,500,000 shares of Cruisestock common stock received in the exchange as part of the various closing transactions. Accordingly, the shareholders of Brookside own 7,500,000 equivalent shares of Cruisestock common stock out of a total 11,500,000 shares of common stock outstanding after the Exchange Transactions.

BROOKSIDE TECHNOLOGY PARTNERS, INC.
Notes to Financial Statements
December 31, 2006 and 2005
Note 1 — Nature of Business (continued)
Pro Forma Information
The following unaudited pro forma financial information presents the balance sheet as of December 31, 2006 as if the merger and the Series A Preferred stock issuance occurred on December 31, 2006 and the results of operations for the years ended December 31, 2005 and 2006 as if the acquisition had occurred at the beginning of each period presented. The pro forma financial information has been adjusted for the effect of common shares exchanged, issuance of Series A preferred stock, and fees paid. The pro forma financial information for the combined entities has been prepared for comparative purposes only and is not indicative of what actual results would have been if the acquisitions had taken place at the beginning of each period presented, or of future results.

	Year Ended
	December 31,
	2006	2005
	(in thousands, except per share data)
Pro forma net revenues	$3,103	$3,623
Proforma preferred stock dividend	(121)	(121)

Pro forma net loss allocated to common shareholders	$(240)	$(156)

Pro forma net income per common share:
Basic	$(0.02)	$(0.01)
Diluted	$(0.02)	$(0.01)

Proforma basic and fully diluted weighted average common shares outstanding	11,500,000	11,500,000

As of
December 31, 2006
(in thousands,
except per share data)
Pro forma current assets	$921
Pro forma total assets	986

Pro forma current liabilities	1,094
Pro forma total liabilities	1,094
Pro forma Series A convertible preferred stock	$1,365
Pro forma stockholders’ deficit	$(1,473)
Nature of Operations
The Company is a provider of converged voice, data and wireless communications solutions, including Voice over IP and related technologies for corporate and government entities in the United States.

BROOKSIDE TECHNOLOGY PARTNERS, INC.
Notes to Financial Statements
December 31, 2006 and 2005
Note 2 — Going Concern Uncertainties
The Company has incurred net losses during 2006 and 2005. The Company’s ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations, raise additional financing through public or private equity financings, or secure other sources of financing to fund operations. The Company was able to fund operations with little additional funding and to manage its expenses in line with its operations during 2006 and 2005. There can be no assurances that any of these actions will be successful. On February 21, 2007, the Company’s new parent, Cruisestock, Inc., completed a private placement of series A preferred stock. See Note 1. We believe that the net proceeds that we received in the private placement, in addition to our cash flow from operations and cash and cash equivalents, will be sufficient to meet our working capital requirements for the next 12 months. We may use a portion of such net proceeds to repay a portion of our borrowings.
These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 3 — Significant Accounting Policies
The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (GAAP) and to general practices within the telecommunications industry. The following summarizes the more significant of these policies.
Cash Equivalents
For purposes of the statements of cash flows, the Company considers short-term investments, which may be withdrawn at any time without penalty, and restricted cash, which will become available within one year from the date of the financial statements, to be cash equivalents.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.
Property and Equipment
Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets. The following table shows estimated useful lives of property and equipment:

Classification	Useful Lives
Telecom Equipment	3-5 years
Software	3-5 years
Computer equipment	3-5 years
Furniture, fixtures and leasehold improvements	2-7 years

BROOKSIDE TECHNOLOGY PARTNERS, INC.
Notes to Financial Statements
December 31, 2006 and 2005
Note 3 — Significant Accounting Policies (continued)
The Company periodically evaluates the estimated useful lives used to depreciate its assets and the estimated amount of assets that will be abandoned or have minimal use in the future. While the Company believes its estimates of useful lives are reasonable, significant differences in actual experience or significant changes in assumptions may affect future depreciation expense.
Expenditures for maintenance and repairs are charged to expense as incurred. Major expenditures for additions, replacements and betterments are capitalized. When assets are sold, retired or fully depreciated, the cost, reduced by the related amount of accumulated depreciation, is removed from the accounts and any resulting gain or loss is recognized as income or expense.
Financial Instruments and Credit Risk
Financial instruments that potentially subject the Company to credit risk include cash and cash equivalents, accounts receivable and unbilled receivables from customers. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. Accounts receivable and unbilled receivables are generally unsecured. With respect to accounts receivable and unbilled receivables, the Company performs ongoing credit evaluations of customers and generally does not require collateral.
Receivables are concentrated with a small number of customers (note 8). The Company maintains reserves for potential credit losses on customer accounts when deemed necessary. There were no allowances for credit losses at December 31, 2006 and 2005.
The amounts reported for cash equivalents, receivables, accounts payable, accrued liabilities and notes payable are considered to approximate their market values based on comparable market information available at the respective balance sheet dates and their short-term nature.
Inventories
Inventories are comprised primarily of spare parts or common parts used in telephone system installations and are stated at the lower of cost (first-in, first out) or market through the use of an inventory valuation allowance. In order to assess the ultimate realization of inventories, the Company is required to make judgments as to future demand requirements compared to current or committed inventory levels. Allowance requirements generally increase as the projected demand requirement decreases due to market conditions, technological and product life cycle changes.
Income taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset in which the Company is not able to determine on a more likely than not basis that the deferred tax asset will be realized.

BROOKSIDE TECHNOLOGY PARTNERS, INC.
Notes to Financial Statements
December 31, 2006 and 2005
Note 3 — Significant Accounting Policies (continued)
Impairment of Long-Lived Assets
FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, addresses financial accounting and reporting for the impairment or disposal of long-lived assets. FASB Statement No. 144 requires that a long-lived asset (asset group) to be held and used be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. An impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability, whether in use or under development. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. The Company periodically evaluates whether it has incurred any impairment loss. The Company has not made a provision for an impairment loss as of December 31, 2006 and 2005.
Revenue Recognition
The Company derives its revenues primarily from sales of converged VOIP telecommunications equipment and professional services implementation/installation, data and wireless equipment and installation, recurring maintenance/managed service and network service agreements and other services. The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”), as amended by SAB No. 104. Under SAB 101 and SAB 104, revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured. Sales are recorded net of discounts, rebates, and returns.
The Company’s recognizes revenue from the equipment sales and installation services at the completion of the contract and acceptance by the customer. A majority of equipment sales and installation services revenues are billed in advance on a monthly basis based upon the fixed price, and are included both accounts receivable and deferred income on the accompanying balance sheets. Direct costs incurred on such contracts are deferred until the related revenue is recognized and are included in deferred contract costs on the accompanying balance sheets.
The Company also provides professional services (maintenance/managed services) on a fixed price basis. These services are billed as bundles and or upon completion of the services.

BROOKSIDE TECHNOLOGY PARTNERS, INC.
Notes to Financial Statements
December 31, 2006 and 2005
Note 3 — Significant Accounting Policies (continued)
Warranty Reserves
Reserves are provided for estimated warranty costs when revenue is recognized. The costs of warranty obligations are estimated based on warranty policy or applicable contractual warranty, historical experience of known product failure rates and use of materials and service delivery charges incurred in correcting product failures. Specific warranty accruals may be made if unforeseen technical problems arise. If actual experience, relative to these factors, adversely differs from these estimates, additional warranty expense may be required. To date the Company has not accrued for warranty costs as the telecommunications equipment is covered by original equipment manufacturer warranties and the remaining costs have not been considered material the financial statements.
Advertising
The Company recognizes advertising expenses as incurred.
Earnings Per Common Share
Basic and diluted net income per common share is presented in conformity with Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128) for all periods presented. Basic earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income (loss) available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income (loss) available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive common shares outstanding.
Earnings Per Common Share
Below is a reconciliation of the numerators and denominators of basic and diluted earnings per share for each of the following years:

	Year Ended December 31,
	2006	2005
Numerators

Numerator for basic and diluted earnings per share:

Net loss	$(109,793)	$(35,472)
Denominators

Denominators for basic earnings per share:

Weighed average shares outstanding-basic and fully diluted (1)	217,800	121,000

BROOKSIDE TECHNOLOGY PARTNERS, INC.
Notes to Financial Statements
December 31, 2006 and 2005
Note 3 — Significant Accounting Policies (continued)
At December 31, 2006 and 2005 there are no potentially dilutive securities outstanding. During 2006, the Company entered into a consulting agreement that resulted in the issuance of common shares (note 9). The new shares have been considered in the calculation of earnings per share.

	2006	2005
Loss per share- basic and fully diluted	$(0.50)	$(0.29)

(1) These shares were convertible into 7,500,000 shares of Cruistock common stock at February 21, 2007 at a ratio of 41.33224 Cruistock common shares for each Brookside common share. A total of 11,500,000 common shares were outstanding immediately after the reverse merger transaction. Net loss available to common stockholders for basic and diluted share for the fiscal years ended December 31, 2006 and 2005, respectively was ($0.015) and ($0.007) on a Cruisestock equivalent basis.
Stock-Based Compensation
Effective January 1, 2006, the Company entered into a consulting agreement (“Consulting Agreement”) with Michael Nole (“Consultant”). Pursuant to the Consulting Agreement, Consultant shall use his commercially reasonable efforts to (a) increase the productivity and capacity of Client’s business, (b) secure financing and/or capital for Client, (c) advise client with regard to potential acquisitions and mergers, (d) and provide such other business advise as Client may reasonably request from time to time (“Consulting Services”). In Exchange for performing these Consulting Services, Consultant received $30,000 payable in 96,800 shares of Common Stock.
Recently Issued Accounting Pronouncements
Effective July 1, 2005, the Company adopted SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of Accounting Principles Board (“APB”) Opinion No. 29 (“SFAS 153”). SFAS 153 amended prior guidance to eliminate the exception for nonmonetary exchanges of similar productive assets and replaced it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 were required to be applied prospectively. SFAS 153 did not have a material impact on the Company’s financial statements.

BROOKSIDE TECHNOLOGY PARTNERS, INC.
Notes to Financial Statements
December 31, 2006 and 2005
Note 3 — Significant Accounting Policies (continued)
Recently Issued Accounting Pronouncements
In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3 (“SFAS 154”). The statement requires retrospective application to prior periods’ financial statements for a voluntary change in accounting principle unless it is deemed impracticable. It also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate rather than a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 did not have a material impact on the Company’s financial statements.
In December 2004, the FASB issued SFAS 123 (revised 2004) Share-Based Payment (“SFAS 123(r)”), which revised SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123(r) provides additional guidance on determining whether certain financial instruments awarded in share-based payment transactions are liabilities. SFAS 123(r) also requires that the cost of all share-based transactions be measured at fair value and recognized over the period during which an employee is required to provide service in exchange for an award. The adoption of SFAS 123(r) is expected to increase compensation expense during the period that employees vest in their stock options, if and when granted.
Note 4 — Trade Accounts Receivable
Supplemental information on net trade accounts receivable:

	Year ended December 31,
	2006	2005
Gross trade accounts receivable	$333,429	$1,338,153
Less: allowance for doubtful accounts	—	—

	$333,429	$1,338,153

Note 5 — Billings in Excess of Revenues
Billings in excess of revenues at December 31, 2006 and 2005 consisted of the following:

	2006	2005
Advance billings of equipment sales and installation services	$227,195	$915,081

BROOKSIDE TECHNOLOGY PARTNERS, INC.
Notes to Financial Statements
December 31, 2006 and 2005
Note 6 — Long Term Debt
Long term debt as of December 31, 2006 and 2005 consisted of the following:

	2006	2005
Secured note payable to a bank, accruing interest at a prime rate plus 2% (10.25% as of December 31, 2006) maturing July 26, 2007, with monthly payments of $2,302.	$32,011	$39,217

Note payable to an individual, unsecured, accruing interest at 2% per annum, maturing on March 30, 2007	176,000	125,000

Notes payable to executive officers and shareholders, unsecured, accruing interest at rates ranging from 0% to 7% per annum, due on demand	355,852	217,400

Note payable to MAJ Ventures, Ltd., subordinated security interest in accounts receivable, accruing interest at 10% per annum and maturing March 30, 2007.	60,000	65,000

Total long term debt	623,863	446,617
Less current portion	(623,863)	(446,617)

Long term portion	$—	$—

Principal maturities of long-term debt as of December 31 2006 are as follows:

Year Ending December 31,
2007	$623,863

$623,863

All notes payable to the bank are secured by certain assets of the Company. The majority of the accounts receivable are secured by accounts payable to vendors for telecommunications equipment for customer contracts.
The Company extended the maturity date on its notes payable to an individual totaling $176,000 and its notes payable to executive officers and shareholders totaling $217,400 until March 30, 2007. The Company is currently negotiating an additional extension of the maturity date for those notes that that have maturity dates prior to March 29, 2007. Effective February 21, 2007 the Company converted the $100,000 note payable to Chris Phillips to Series A Convertible Preferred Stock. Also, the Company borrowed $135,000 from Midtown Capital Partners in January 2007 that was converted to Series A Convertible Preferred Stock, effective February 21, 2007.

BROOKSIDE TECHNOLOGY PARTNERS, INC.
Notes to Financial Statements
December 31, 2006 and 2005
Note 7 — Commitments and Contingencies
Leases
The Company conducts its operations in a leased facility under a lease classified as an operating lease. The Company has no leases with terms in excess of one year as of December 31, 2006.
Rental expense for operating leases during the years ended December 31, 2006 and 2005 was approximately $52,368 and $51,000, respectively.
Litigation
The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operation or liquidity.
Risk Management
The Company maintains various forms of insurance that the Company’s management believes are adequate to reduce the exposure to property and general liability risks to an acceptable level.
Note 8 — Concentrations
Revenues are concentrated in the telecommunications industry, which is highly competitive and rapidly changing. Significant technological changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies could adversely affect operating results. The Company is also dependent on a limited number of suppliers for telecommunications equipment.
During the years ended December 31, 2006 and 2005 sales and net receivables (receivables billed, plus unbilled receivables, less billings in excess of revenues) by customers with more than 10% of revenue or the total of accounts and unbilled receivables balances were as follows:
2006

Customer	Revenues		Receivables
Customer F	$511,399	18.9%	$57,949	17.4%
Customer H*	$33,689	1.2%	$209,590	62.9%
2005

Customer	Revenues		Receivables
Customer E	$462,460	12.8%	$27,001	2.0%
Customer F*	$—	0.0%	$483,844	36.1%
Customer G	$440,006	12.2%	$440,006	32.8%

*	These accounts receivable were amounts billed prior to the completion of the contact and have an offsetting deferred income balance at period end.

BROOKSIDE TECHNOLOGY PARTNERS, INC.
Notes to Financial Statements
December 31, 2006 and 2005
Note 8 — Concentrations (continued)
For the years ended December 31, 2006 and 2005, the sales revenue was earned exclusively in the State of Texas.
The Company is also dependent on a limited number of suppliers for telecommunications equipment, as follows:

Concentration	Activity and Balances
Ronco C&E	Supplies telephone equipment under the brand names Nortel Networks and Cisco Systems.
Wave Tech Plus	Supplies refurbished telephone equipment under multiple brand names.
Westcon Group North America	Supplies telephone equipment under the brand name Nortel Networks, Cisco Systems and Avaya.
Note 9 — Related Party Transactions
The Company has notes payable to officers and shareholders of the Company. The balance of these notes payable were $355,852 at December 31, 2006.
The Company purchases equipment from Wave Tech Plus. This company is considered a related party as the Brookside and Wave Tech Plus have entered into agreement to merge the two entities. During the years ended 2006 and 2005, the Company purchased $42,170 and $116,275 respectively from Wave Tech Plus.
The Company entered into a consulting agreement with Michael Nole, the Company’s CEO for consulting services to enhance productivity, secure financing, advise on potential mergers and acquisitions, and provide additional business advice. The Company paid $30,000 over the one year term of the consulting contract beginning on January 1, 2006 through the delivery of 96,800 shares of common stock of the Company.
Note 10 — Income Taxes
A reconciliation of the U.S. statutory income tax rate to the effective rate for the years ended December 31, 2006 and 2005 is as follows:

	2006	2005
Tax at Federal Statutory rate of 34%	$(37,330)	$(12,060)
State income tax, net of federal benefit
Non-deductible meals and entertainment	1,367	1,804
Non-deductible penalties	732	1,319
Increase in valuation reserve	32,986	8,937
Other items	2,245

Income tax (benefit) expense	$—	$—

BROOKSIDE TECHNOLOGY PARTNERS, INC.
Notes to Financial Statements
December 31, 2006 and 2005
Note 10 — Income Taxes (continued)
Significant temporary differences that give rise to the deferred tax assets and liabilities as of December 31, 2006 and 2005 are as follows:

	2006	2005
Deferred tax assets / (liability):
Net operating loss carryforward for tax
purposes	$321,615	$221,380
Billings in excess of revenues	77,247	311,127
Property and equipment	(4,694)	(17,761)
Deferred job costs	(3,700)	(155,607)
Other	3,695	2,036

Deferred tax asset / (liability)	394,163	361,175
Valuation reserve on deferred tax assets	(394,163)	(361,175)

Net deferred tax asset / (liability)	$—	$—

Note 11 — Cost of Sales
For the years ended December 31, 2006 and 2005, costs of sales consisted of the following:

	2006	2005
Equipment costs	$1,442,946	$1,866,435
Contract labor	192,981	120,323
Sales commissions and selling	86,317	136,357
Direct labor	253,202	383,232
Other costs	39,585	46,402

	$2,015,031	$2,522,749

Note 12 — General and Administrative Expenses
For the years ended December 31, 2006 and 2005, general and administrative expenses consisted of the following:

	2006	2005
Employee compensation and benefits	$817,757	$751,452
Telephone	49,056	41,673
Travel expense	37,835	61,037
Occupancy	52,368	51,129
Professional fees	60,657	64,447
Other	85,764	64,497

	$1,103,437	$1,034,235

BROOKSIDE TECHNOLOGY PARTNERS, INC.
Notes to Financial Statements
December 31, 2006 and 2005
Note 13 — Employee Benefit Plan
The Company has a 401(k) profit sharing plan (the Plan) and other employee health and benefit plans. The Plan allows all eligible employees to defer a portion of their income on a pretax basis through contributions to the Plan. The Company’s has not made any 401(k) matching contributions during 2006 and 2005.
The Company provides group health and other benefits to its employees through plans that cover all employees that elect to be covered. The Company’s share of group health care costs was approximately $49,000 for the year ended December 31, 2006 and $68,000 in 2005 and such amounts have been included in employee compensation and benefits expense.
Note 14 — Subsequent Events
The Company extended the maturity date on its notes payable to an individual totaling $176,000 and its notes payable to executive officers and shareholders totaling $217,400 until March 30. Effective February 21, 2007, the Company converted the $50,000 note payable to Chris Phillips to Series A Convertible Preferred Stock. The Company also converted the $50,000 note payable to Midtown Capital Partners to Series A Convertible Preferred Stock. Also, the Company borrowed $135,000 from Midtown Capital Partners in January 2007 that was converted to Series A Convertible Preferred Stock, effective February 21, 2007.
On February 21, 2007, the Company completed a reverse merger with an inactive public shell company and a private placement of preferred stock and warrants. See Note 1.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 2.02-1 of the Texas Business Corporation Act provides, in relevant part, that:
     A. The corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director only if it is determined in accordance that the person:
          (1) conducted himself in good faith;
          (2) reasonably believed:
               (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation’s best interests; and
               (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interests; and
          (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.
     B. Except to the extent permitted by Section C below, a director may not be indemnified in respect of a proceeding:
          (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person’s official capacity; or
          (2) in which the person is found liable to the corporation.

     C. A person may be indemnified under Section B above against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.
     D. A corporation shall indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.
     E. Generally, an officer of the corporation shall be indemnified as, and to the same extent, as a director and is entitled to seek indemnification to the same extent as a director. A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify and advance expenses to directors.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:
NATURE OF EXPENSE AMOUNT

SEC Registration fee		$2,332.22
Accounting fees and expenses			*
Legal fees and expenses		25,000	*

TOTAL	$		*

*	Estimated.
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.
As previously disclosed, on February 21, 2007, Cruisestock entered into Preferred Stock Purchase Agreements with a group of accredited investors (the “Investors”), pursuant to which the Investors purchased 1,548,322 shares of Cruisestock’s Series A convertible preferred stock (the “Preferred Stock”), 1,935,403 series A common stock purchase warrants (the “series A warrants”) and 1,935,403 series B common stock purchase warrants (the “series B warrants”) for an aggregate purchase price of $1,514,990 (the “Private Placement”). Of the total purchase price, $235,000 was paid through the cancellation of promissory notes due from Brookside to the investor, as discussed in more detail below. Additionally, Venture Fund II, Inc. elected to convert $250,000 of its cash consulting fee into units in the offering and such amount is included in the total purchase price.
The Preferred Stock has a fixed conversion price of $0.40 and the 1,548,322 shares of Preferred Stock issued in the Private Placement are initially convertible into an aggregate of 3,620,805 shares of common stock. In addition, the Preferred Stock pays an annual dividend of 8%, which is payable quarterly, at the option of Cruisestock, either in cash or in shares of common stock at a 10% discount to Cruisestock’s stock price.
The series A warrants have an exercise price of $0.80 and a term of three (3) years. The series B warrants have an exercise price of $1.60 and a term of five (5) years.
The conversion price of the Preferred Stock and the exercise price of the warrants are subject to adjustment in certain instances, including the issuance by Cruisestock of securities with a lower conversion or exercise price. The Preferred Stock is entitled to vote with the common stockholders on a common stock-equivalent basis.
In addition, Cruisestock and the Investors entered into an Investor Rights Agreement pursuant to which Cruisestock agreed to file, within 60 days after the closing, a registration statement covering the common stock issuable upon conversion of the Preferred Stock and exercise of the warrants. The failure of Cruisestock to meet this schedule and other timetables provided in the Investor Rights Agreement would result in the imposition of liquidated damages. The Company recorded a $10,683 liability related to expected liquidated damages under the registration rights agreement effective as of the Exchange Transaction.
Midtown Partners & Co., LLC, which served as placement agent in connection with the Preferred Stock Purchase Agreement, received an aggregate placement agent fee of $150,000 in cash and the following common stock purchase warrants:
(i)	a series A warrant to purchase 270,956 shares of common stock at an exercise price of $0.80,

(ii)	a series B warrant to purchase 270,956 shares of common stock at an exercise price of $1.60, and

(iii)	a series C warrant (the “series C warrant”) to purchase 541,912 shares of common stock at an exercise price of $0.40.
The series C warrant has an exercise price of $0.40 and a term of three years. All the placement agent warrants provide for cashless exercise. Midtown Partners & Co., LLC is an NASD registered broker-dealer.
In addition, previously Chris Phillips and an affiliate of his, Apogee Financial Investments, Inc., which is the sole member of Midtown Partners & Co., LLC, each loaned $50,000 to Brookside. In connection with the Exchange Transactions, they converted such bridge loans into the units offered to Investors in the Private Placement at a 25% discount to the price paid by such Investors, which was offered as an incentive for such conversion.
Accordingly, on February 21, 2007, each of Mr. Phillips and Apogee Financial Investments, Inc. received 66,666 shares of Preferred Stock and the following warrants:
(i)	a series A warrant issued to Mr. Phillips to purchase 45,833 shares of common stock at an exercise price of $0.80,

(ii)	a series B warrant issued to Mr. Phillips to purchase 45,833 shares of common stock at an exercise price of $1.60,

(iii)	a series A warrant issued to Apogee Financial Investments, Inc. to purchase 45,833 shares of common stock at an exercise price of $0.80 and

(iv)	a series B warrant issued to Apogee Financial Investments, Inc. to purchase 45,833 shares of common stock at an exercise price of $1.60.
In addition, on January 12, 2007, Apogee Financial Investments, Inc. loaned $135,000 to Brookside. In connection with the Exchange Transactions, Apogee Financial Investments, Inc. converted the loan into

135,000 units in the Private Placement. Accordingly, Apogee was issued 135,000 additional shares of Preferred Stock and the following warrants:
(i)	a series A warrant issued to Apogee Financial Investments, Inc. to purchase 168,750 shares of common stock at an exercise price of $0.80; and

(ii)	a series B warrant issued to Apogee Financial Investments, Inc. to purchase 168,750 shares of common stock at an exercise price of $1.60.
In addition, Apogee Consultants, Inc. received a cash fee of $122,070 for consulting and due diligence services rendered in connection with the transactions. Apogee Consultants, Inc. is not an affiliate of Apogee Financial Investments, Inc.
On April 10, 2007, Cruisestock entered into additional Preferred Stock Purchase Agreements with a group of accredited investors (the “Additional Investors”), pursuant to which the Additional Investors purchased 127,000 shares of Cruisestock’s Series A convertible preferred stock (the “Preferred Stock”), 158,750 series A common stock purchase warrants (the “series A warrants”) and 158,750 series B common stock purchase warrants (the “series B warrants”) for an aggregate purchase price of $127,000 (the “Second Private Placement Closing”). The foregoing issuance and sale of Preferred Stock and series A warrants and series B warrants is the second closing of an offering of such securities, the first closing of which took place on February 21, 2007, as previously reported.
The Preferred Stock has a fixed conversion price of $0.40 and the 127,000 shares of Preferred Stock issued in the Second Private Placement Closing are initially convertible into an aggregate of 317,500 shares of common stock. In addition, the Preferred Stock pays an annual dividend of 8%, which is payable quarterly, at the option of Cruisestock, either in cash or in shares of common stock at a 10% discount to Cruisestock’s stock price. The Preferred Stock is entitled to vote with the common stockholders on a common stock-equivalent basis.
The series A warrants have an exercise price of $0.80 and a term of three (3) years. The series B warrants have an exercise price of $1.60 and a term of five (5) years. The conversion price of the Preferred Stock and the exercise price of the warrants are subject to adjustment in certain instances, including the issuance by Cruisestock of securities with a lower conversion or exercise price.
On April 30, 2007, Cruisestock entered into an additional Preferred Stock Purchase Agreement with an accredited investor (the “Additional Investor”), pursuant to which the Additional Investor purchased 500,000 shares of Cruisestock’s Series A convertible preferred stock (the “Preferred Stock”), 625,000 series A common stock purchase warrants (the “series A warrants”) and 625,000 series B common stock purchase warrants (the “series B warrants”) for an aggregate purchase price of $500,000 (the “Third Private Placement Closing”). The foregoing issuance and sale of Preferred Stock and series A warrants and series B warrants is the third and final closing of an offering of such securities, the first closing of which took place on February 21, 2007, as previously reported. In connection with the three closings, Cruisestock has raised an aggregate of $2,141,990.
The Preferred Stock has a fixed conversion price of $0.40 and the 500,000 shares of Preferred Stock issued in the Third Private Placement Closing are initially convertible into an aggregate of 1,250,000 shares of common stock. In addition, the Preferred Stock pays an annual dividend of 8%, which is payable quarterly, at the option of Cruisestock, either in cash or in shares of common stock at a 10% discount to Cruisestock’s stock price. The Preferred Stock is entitled to vote with the common stockholders on a common stock-equivalent basis.
The series A warrants have an exercise price of $0.80 and a term of three (3) years. The series B warrants have an exercise price of $1.60 and a term of five (5) years. The conversion price of the Preferred Stock and the exercise price of the warrants are subject to adjustment in certain instances, including the issuance by Cruisestock of securities with a lower conversion or exercise price.

In addition, the Additional Investor became a party to that certain Investor Rights Agreement pursuant to which Cruisestock agreed to file a registration statement covering the common stock issuable upon conversion of the Preferred Stock and exercise of the warrants. The failure of Cruisestock to meet the timetables provided in the Investor Rights Agreement would result in the imposition of liquidated damages. The Company recorded a $10,683 liability related to expected liquidated damages under the registration rights agreement effective as of the Exchange Transaction.
In connection with the Third Private Placement, the Company issued 87,500 series A warrants, 87,500 series B warrants and 175,000 series C warrants to Midtown Partners & Co., LLC, who acted as the placement agent in the offering.
The Preferred Stock has a fixed conversion price of $.40 and is convertible into an aggregate of 5,188,305 shares of common stock. In addition, the Preferred Stock pays an annual dividend of 8% which is payable quarterly, at the option of Cruisestock, either in cash or in shares of registered common stock at a 10% discount to the Company’s stock price.
The series A warrants have an exercise price of $0.80 and a term of three (3) years. The series B warrants have an exercise price of $1.60 and a term of five (5) years. The conversion price of the Preferred Stock and the exercise price of the warrants are subject to adjustment in certain instances, including the issuance by Cruisestock of securities with a lower conversion or exercise price.
All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Cruisestock, Inc. or executive officers of Cruisestock, Inc., and transfer was restricted by Cruisestock, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.
Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.
ITEM 27. EXHIBITS.
The following exhibits are included as part of this Form SB-2. References to “the Company” in this Exhibit List mean Cruisestock, Inc., a Texas corporation.

Exhibit
Number	Description

2.1	Stock Exchange Agreement among Cruisestock, Inc. and the Stockholders of Brookside (1)

2.2	Securities Purchase Agreement by and among Brookside, Cruisestock and Ruth Shepley (1)

3.1	Cruisestock Articles of Incorporation (2)

3.2	Cruisestock Articles of Amendment to Articles of Incorporation (4)

3.3	Articles of Exchange (1)

3.4	Cruisestock By-laws (2)

Exhibit
Number	Description

3.5	Cruisestock Certificate Designation of Series A Convertible Preferred Stock (1)

5.1	Opinion of Shumaker Loop & Kendrick, LLP

10.1	Securities Purchase Agreement by and among Cruisestock and the investors identified therein. (1)

10.2	Investor Rights Agreement (1)

10.3	Form of Series A Common Stock Purchase Warrant (1)

10.4	Form of Series B Common Stock Purchase Warrant (1)

10.5	Form of Series C Common Stock Purchase Warrant (1)

10.6	Midtown Partners & Co., LLC Placement Agent Agreement (1)

10.7	Letter of Intent between Cruisestock and U.S. Voice and Data, LLC (5)

14.1	Code of Ethics (3)

23.2	Consent of Independent Registered Public Accounting Firm

99.1	Audit Committee Charter (2)

99.1	Disclosure Committee Charter (2)

(1)	Incorporated by reference from to Cruisestock’s Form 8-K filed with the Securities and Exchange Commission on February 27, 2007.

(2)	Incorporated by reference from Cruisestock’s Form SB-2 Registration Statement filed with the Securities and Exchange Commission on June 22, 2006 (File No. 333-135233).

(3)	Incorporated by reference from to Cruisestock’s Form 10-KSB for the period ending December 31, 2006 filed with the Securities and Exchange Commission on April 2, 2007.

(4)	Incorporated by reference from to Cruisestock’s Form 8-K filed with the Securities and Exchange Commission on February 12, 2006.

(5)	Incorporated by reference to Cruisestock’s form 8-K filed with the Securities and Exchange Commission on May 17, 2007.

ITEM 28. UNDERTAKINGS.
The undersigned registrant hereby undertakes to:
(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to: (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and (iii) Include any additional or changed material information on the plan of distribution.
(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Cruisestock Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized.
Cruisestock, Inc.

Cruisestock, Inc.
Dated: June 21, 2007	By:	/s/ Michael W. Nole
		Name:	Michael W. Nole
		Title:	Chief Executive Officer, Chairman of the Board
(Principal Executive Officer)

Dated: June 21, 2007	By:	/s/ Bryan G. McGuire
		Name:	Bryan G. McGuire
		Title:	Chief Financial Officer
(Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated:

	SIGNATURE	TITLE	DATE

By:	/s/	Chief Executive Officer, Chairman	June 21, 2007
	Michael W. Nole	(Principal Executive and Financial Officer)

By:	/s/	Chief Financial Officer	June 21, 2007
Bryan G. McGuire